UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.                )

Filed by the Registrant   ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ZIX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

ZIX CORPORATION

2711 North Haskell Avenue

Suite 2300, LB 36, Dallas, Texas 75204-2960

To our Shareholders,

You are cordially invited to attend the Annual Meeting of Shareholders of Zix Corporation, which will take place Wednesday, June 9, 2021, at 10:00 a.m. Central Time. The Annual Meeting will be a virtual meeting held over the Internet. You will be able to attend the virtual Annual Meeting, vote your shares electronically, and submit your questions during the live audio-only webcast of the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/ZIXI2021 and entering your control number contained on your proxy card. Details of the business to be conducted at the Annual Meeting are given in the Official Notice of the Meeting, Proxy Statement and form of proxy that accompany this letter.

Regardless of whether you plan to attend the virtual Annual Meeting, we encourage you to vote in advance so that we will know that we have a quorum of shareholders entitled to vote at the meeting. When you vote in advance, please indicate your intention to attend the virtual Annual Meeting. Please see the Question and Answer section of the enclosed Proxy Statement for instructions if you plan to attend the virtual Annual Meeting.

Whether or not you are able to attend the virtual Annual Meeting, it is important that your shares be represented and voted. Your prompt vote over the Internet, by telephone via toll-free number, or by written proxy will save us the expense and extra work of additional proxy solicitation. Voting by any of these methods at your earliest convenience will ensure your representation at the Annual Meeting if you choose not to attend the virtual Annual Meeting. If you decide to attend the virtual Annual Meeting, you will be able to vote electronically, even if you have personally submitted your proxy. Please review the instructions on the proxy card or the information forwarded by your bank, broker, or other holder of record concerning each of these voting options.

We appreciate your continued interest in Zix Corporation.

On behalf of the Board of Directors,

Dallas, Texas	Robert C. Hausmann
April 23, 2021	Chair of the Board

ZIX CORPORATION

2711 North Haskell Avenue

Suite 2300, LB 36

Dallas, Texas 75204-2960

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Zix Corporation will take place on Wednesday, June 9, 2021, at 10:00 a.m. Central Time. The Annual Meeting will be a virtual meeting held entirely online. You will be able to attend the virtual Annual Meeting, vote your shares electronically, and submit your questions during the live audio-only webcast of the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/ZIXI2021 and entering your control number contained on your proxy card.

At the virtual Annual Meeting, we will ask shareholders entitled to vote to consider and vote on the following proposals:

1.	Elect eight members of our Board of Directors for a one-year term;

2.	Ratify the appointment of Whitley Penn LLP as our independent registered public accountants for the fiscal year ending December 31, 2021;

3.	Approve, on an advisory basis, the compensation of our named executive officers;

4.	Approve the Zix Corporation 2021 Omnibus Incentive Plan (the “2021 Plan”); and

5.	Any other business properly brought before the meeting or any adjournment or postponement thereof.

Only shareholders of record of our common stock and our Series A Preferred Stock at the close of business on April 12, 2021 will be entitled to vote at the meeting. Our stock transfer books will not be closed.

By Order of the Board of Directors,

Dallas, Texas	Noah F. Webster
April 23, 2021	Chief Legal & Compliance Officer and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 9, 2021

This Proxy Statement, accompanying proxy card and our Annual Report are available at investor.zixcorp.com in a searchable, readable, and printable format and in a cookie-free environment.

YOUR VOTE IS IMPORTANT.

Whether or not you expect to attend the virtual meeting, we urge you to vote your shares at your earliest convenience to ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by telephone via toll-free number, or if you received a paper copy of the proxy card, by signing, dating, and returning the proxy card in the enclosed postage-paid envelope will save us the expense and extra work of additional solicitation. Because your proxy is revocable at your option, submitting your proxy now will not prevent you from voting your shares at the virtual meeting if you desire to do so. Please refer to the voting instructions included on your proxy card or the voting instructions forwarded by your bank, broker, or other holder of record.

OTHER MATTERS	59
WHERE YOU CAN FIND MORE INFORMATION	59
Appendix A	A-1

Questions and Answers About the Annual Meeting and Voting

This Question and Answer section provides some background information and brief answers to several questions you might have about the enclosed proposals. We encourage you to read this Proxy Statement in its entirety.

What is a proxy?

A proxy is your legal designation of another person, called a proxy holder, to vote the shares that you own. If you designate someone as your proxy holder in a written document, that document is called a proxy.

When I vote my shares, whom am I designating as my proxy?

We have designated Noah F. Webster, our Chief Legal & Compliance Officer and Corporate Secretary, and David E. Rockvam, our Chief Financial Officer, to act as proxy holders at the Annual Meeting as to all shares for which proxy cards are returned or voting instructions are provided by Internet or telephonic voting.

What is a proxy statement?

A proxy statement is a document that the Securities and Exchange Commission (the “SEC”) regulations require us to give you when we ask you to sign a proxy card designating the proxy holders described above to vote on your behalf.

What is the record date?

The record date for the Annual Meeting is April 12, 2021. The record date is established by our Board of Directors as required by Texas law. Only shareholders of record of our common stock and our Series A Preferred Stock (collectively, our “Voting Shareholders”) at the close of business on the record date are entitled to receive notice of the Annual Meeting and to vote their shares electronically during the live audio-only webcast of the Annual Meeting, or by telephone from the U.S. using the toll-free telephone number on the proxy card, or by the Internet, using the procedures and instructions described on the proxy card and other enclosures.

What is the difference between a shareholder of record and a shareholder who holds stock in street name, also called a “beneficial owner”?

If your shares are registered in your name at our stock registrar and transfer agent, Computershare Trust Company, N.A., you are a shareholder of record.

If your shares are registered at our stock registrar and transfer agent, Computershare Trust Company, N.A., in the name of a broker, bank, trustee, nominee, or other similar shareholder of record, your shares are held in street name and you are the beneficial owner of the shares.

What methods can I use to vote?

By Written Proxy. All Voting Shareholders may vote by mailing the written proxy card.

By Telephone and Internet Proxy. All Voting Shareholders of record may vote by telephone from the U.S. using the toll-free telephone number on the proxy card, or by the Internet, using the procedures and instructions described on the proxy card and other enclosures. Street name holders may vote by telephone or the Internet if their bank, broker, or other Voting Shareholder of record makes those methods available, in which case the bank, broker, or other Voting Shareholder of record will enclose the instructions with the Proxy Statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate Voting Shareholders’ identities, to allow Voting Shareholders to vote their shares, and to confirm that their instructions have been properly recorded.

By Electronic Submission during the Virtual Annual Meeting. Voting Shareholders of record and street name holders may vote electronically during the live audio-only webcast of the Annual Meeting as described in the following question and answer.

i

How do I cast an electronic ballot during the live audio-only webcast of the Annual Meeting?

Voting Shareholders of Record. To log in to the Annual Meeting and to cast your vote electronically during the virtual meeting, you will need the unique control number which appears on the notice regarding the availability of proxy materials, the proxy card (printed in the box and marked by the arrow) and the instructions that accompanied the proxy materials.

Street Name Holders. To log in to the Annual Meeting and to cast your vote electronically during the virtual meeting, you will need to ask your broker or bank for a control number and your broker or bank will provide you with instructions that you must follow to have your shares voted. Please note that if you own shares in street name and you are issued a legal proxy, any previously executed proxy will be revoked and your vote will not be counted unless you attend the virtual meeting and vote your shares electronically.

What will occur at the Annual Meeting?

First, we will determine whether we have a quorum of shares represented at the Annual Meeting to conduct business. If a quorum is not present at the Annual Meeting, we will adjourn or reschedule the meeting. If enough shares are represented at the Annual Meeting to conduct business, then we will vote on the proposals described in this Proxy Statement and any other business properly brought before the meeting or any adjournment or postponement thereof. We know of no other matters that will be presented for consideration at the Annual Meeting. If, however, other matters or proposals are presented and properly come before the meeting, the proxy holders intend to vote all proxies in accordance with their best judgment in the interest of Zix Corporation and our shareholders.

A representative of Whitley Penn LLP, our independent registered public accounting firm, is expected to be virtually present at the Annual Meeting and will be afforded the opportunity to make a statement, if that representative so desires, and to respond to appropriate questions. A representative of Broadridge Financial Solutions, Inc. will count the votes and act as the independent inspector of election.

What is a quorum?

The holders of a majority of the shares entitled to vote at the Annual Meeting must be represented at the virtual meeting in person or by proxy to have a quorum for the transaction of business at the meeting and to act on the matters specified in the notice. A Voting Shareholder will be deemed to be represented at the virtual Annual Meeting if such shareholder:

•	Is present during the live audio-only webcast of the Annual Meeting; or

•	Is not present during the live audio-only webcast of the Annual Meeting, but has voted by proxy card before the Annual Meeting; or

•	Is not present during the live audio-only webcast of the Annual Meeting, but a broker has cast for the Voting Shareholder a discretionary vote on Proposal 2.

As of the record date, there were 57,058,008 shares of common stock outstanding and entitled to vote at the Annual Meeting, held by or through385 holders of record. Each share of our common stock is entitled to one vote.

As of the record date, 100,206 shares of our Series A Preferred Stock were outstanding and entitled to vote on an as-converted basis at the Annual Meeting, held by or through one holder of record. As of the record date, the 100,206 shares of Series A Preferred Stock were convertible into 19,733,971 shares of our common stock.

Our Voting Shareholders are entitled to cast an aggregate of 76,791,979 votes at the Annual Meeting, so a quorum equals 38,395,991 shares of our common stock (in each case, including the Series A Preferred Stock on an as-converted basis).

As of the record date, there were no shares of our Series B Preferred Stock outstanding.

What proposals are Voting Shareholders being asked to consider at the Annual Meeting?

At the Annual Meeting, we will ask our Voting Shareholders to consider and vote on the following:

•	Proposal 1 is to elect eight members of our Board of Directors for a one-year term;

•	Proposal 2 is to ratify the appointment of Whitley Penn LLP as our independent registered public accountants for the fiscal year ending December 31, 2021;

•	Proposal 3 is a vote to approve, on an advisory basis, the compensation of our named executive officers;

•	Proposal 4 is a vote to approve the 2021 Plan; and

•	Any other business properly brought before the meeting or any adjournment or postponement thereof.

What are my voting choices on Proposal 1 for director nominees?

For the vote on the election of the director nominees, Voting Shareholders may:

•	Vote in favor of all nominees;

•	Vote to withhold votes from all nominees; or

•	Vote to withhold votes as to specific nominees, and in favor of the remaining nominees.

The Board recommends that you vote “FOR” Proposal 1 and “FOR” each of the director nominees.

What vote is needed to elect directors?

The eight nominees will be elected who receive a plurality of the FOR votes out of all votes cast (either FOR or WITHHELD) electronically during the live audio-only webcast or by proxy at the Annual Meeting.

What is a plurality of the votes?

In order to be elected, a director nominee does not have to receive a majority of FOR votes cast out of all votes cast either affirmatively or withheld electronically during the live audio-only webcast or by proxy at the Annual Meeting. Instead, the eight nominees who will be elected are those who receive the most FOR votes of all the votes cast on Proposal 1 electronically during the live audio-only webcast or by proxy at the meeting.

What happens if a director nominee does not receive a majority of FOR votes?

Under our Director Nomination and Election Policies, each director nominee in an uncontested election tenders his or her conditional resignation to the Corporate Secretary before the Annual Meeting. That resignation offer becomes effective automatically if the tendering director nominee fails to receive a majority of FOR votes cast out of all votes cast either affirmatively or withheld electronically during the live audio-only webcast or by proxy at the Annual Meeting (“Majority WITHHELD Vote”). The Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) then recommends to the Board whether to accept the offered resignation. The Board will, within 90 days after the certification of voting results, decide whether or not to accept the offered resignation. In general, any director nominee who receives a Majority WITHHELD Vote will not participate in the Nominating and Corporate Governance Committee recommendation or the Board decision regarding an offered resignation. If all members of the Nominating and Corporate Governance Committee received a Majority WITHHELD Vote, then the independent directors who did not receive a Majority WITHHELD Vote will appoint a committee among themselves to consider and make a recommendation to the Board with respect to the offered resignations. If three or fewer directors receive a majority of FOR votes cast out of all votes cast either affirmatively or withheld electronically during the live audio-only webcast or by proxy at the Annual Meeting, then all directors (including those who received a Majority WITHHELD Vote) may participate in the Board’s decision whether to accept or not to accept the offered resignations. The Company will promptly disclose the Board’s decision in a Current Report on Form 8-K, including the reasons a resignation is not accepted.

What are my voting choices on Proposal 2, the ratification of the appointment of Whitley Penn LLP as the Company’s independent registered public accounting firm?

For the vote on the ratification of the appointment of our independent registered public accounting firm, Voting Shareholders may:

•	Vote in favor of the ratification;

•	Vote against the ratification; or

•	Abstain from voting on the ratification.

Our Board recommends that you vote “FOR” Proposal 2.

What vote is required to ratify the appointment of the Company’s independent registered public accounting firm?

The proposal to ratify the appointment of our independent registered public accounting firm requires the FOR vote of the holders of a majority of the shares entitled to vote on the proposal and represented electronically during the live audio-only webcast or by proxy at the Annual Meeting.

What are my voting choices on Proposal 3, the advisory vote to approve our executive compensation?

For the advisory vote on executive compensation, Voting Shareholders may:

•	Vote to approve, on an advisory basis, our executive compensation;

•	Vote against the approval, on an advisory basis, of our executive compensation; or

•	Abstain from voting on the advisory proposal.

Our Board recommends that you vote “FOR” Proposal 3.

What vote is required for the advisory approval of the Company’s executive compensation?

The Company’s executive compensation will be approved by the Voting Shareholders, on an advisory basis, if the votes cast FOR the proposal are a majority of the shares entitled to vote on the proposal and represented electronically during the live audio-only webcast or by proxy at the Annual Meeting.

How often will the Company hold an advisory vote to approve executive compensation?

At our 2017 Annual Meeting of Shareholders, our shareholders voted, in an advisory vote, on various frequencies for conducting future advisory votes with respect to compensation of our named executive officers, with an annual frequency receiving the most advisory votes that were cast. After considering those voting results and other factors, our Board determined that the Company would hold an annual advisory vote on the compensation of our named executive officers until (a) the next required vote on the frequency of shareholder votes on the compensation of our named executive officers or (b) the Board otherwise determines that a different frequency for such advisory votes is in the best interests of our shareholders.

What are my voting choices on Proposal 4, the approval of the 2021 Plan?

For the vote on the approval of the 2021 Plan, shareholders may:

•	vote to approve the 2021 Plan;
•	vote against the 2021 Plan; or
•	abstain from voting on the proposal.

Our Board recommends that you vote “FOR” Proposal 4.

What vote is required for the approval of the 2021 Plan?

The proposal to approve the 2021 Plan requires the FOR vote of the holders of a majority of the shares entitled to vote on the proposal and represented in person or by proxy at the Annual Meeting and entitled to vote thereon.

What if a Voting Shareholder does not specify a choice for a matter when returning a proxy?

Voting Shareholders should specify their choice for each proposal described on the enclosed proxy card. Proxy cards that are signed and returned will be voted FOR proposals described in this proxy statement for which no specific instructions are given.

How are withheld votes, abstentions and broker non-votes counted?

Both abstentions and broker non-votes are counted as “present” for purposes of determining the existence of a quorum at the Annual Meeting. Shares voted WITHHELD as to a director nominee on Proposal 1 will have no effect on the election of the nominees, but, for purposes of the Majority WITHHELD Vote and the effectiveness of a nominee’s conditional resignation, will count as votes against the indicated nominee. Shares voted ABSTAIN on Proposals 2, 3 and 4 will have the same effect as votes cast AGAINST that proposal. Broker non-votes will not be included in vote totals and will not affect the outcome of the vote on the proposals.

Why did I receive more than one Proxy Statement?

If you received more than one Proxy Statement, your shares are probably registered in different names or are in more than one account. Please vote each proxy card that you receive.

What if I want to change my vote?

You may revoke your vote on any proposal at any time before the Annual Meeting for any reason. To revoke your proxy before the meeting, write to Zix Corporation, Attention: Corporate Secretary, 2711 North Haskell Avenue, Suite 2300, LB 36, Dallas, Texas 75204-2960. You will need to include a copy of your earlier voted proxy and may be required to provide other information to facilitate the administrative steps actually required to properly revoke your prior proxy and properly record the revocation. You may also attend the virtual Annual Meeting and change your vote by electronically voting your shares. Attendance at the virtual Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request or cast your vote electronically at the virtual meeting.

Where will I find the voting results of the Annual Meeting?

We will announce the preliminary voting results at the Annual Meeting and will publish the preliminary or final voting results in a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If the voting results are not final when that Current Report is filed, we will publish the final voting results in a Current Report on Form 8-K that we will file with the SEC within four business days after the final voting results are determined. You may request a copy of either Current Report at investor.zixcorp.com or by contacting Investor Relations at (949)-574-3860.

How can I submit a question for the Annual Meeting?

By accessing www.proxyvote.com, our shareholders will be able to submit questions in writing in advance of our Annual Meeting, vote, view the annual meeting procedures, and obtain copies of proxy materials and our 2020 Annual Report on Form 10-K. Shareholders may also submit questions in writing on the day of or during the Annual Meeting at www.virtualshareholdermeeting.com/ZIXI2021. Shareholders will need their unique control number which appears on the notice regarding the availability of proxy materials, the proxy card (printed in the box and marked by the arrow) and the instructions that accompanied the proxy materials.

v

As part of the Annual Meeting, we will hold a live question and answer session, during which we intend to answer all questions submitted in writing before or during the virtual meeting in accordance with the annual meeting procedures, as time permits. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once.

What if I need Technical Assistance?

Beginning 20 minutes prior to the start of and during the virtual Annual Meeting, we will have a support team ready to assist shareholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page.

Where can I find additional information? Who can help answer my questions?

You should carefully review the entire Proxy Statement, which contains important information regarding the proposals, before voting. The section titled “WHERE YOU CAN FIND MORE INFORMATION” describes additional sources from which to obtain this Proxy Statement, our public filings under the Securities Exchange Act of 1934 and other information about our Company. Additionally, a copy of this Proxy Statement is available on our Company’s website at investor.zixcorp.com.

If you would like additional copies of this Proxy Statement or other documents that we have filed with the SEC that are incorporated by reference into this Proxy Statement, free of charge, or if you have questions about the proposals or the procedures for voting your shares, please contact: Zix Corporation, Attention: Corporate Secretary, 2711 North Haskell Avenue, Suite 2300, LB 36, Dallas, Texas 75204-2960 or (214) 370-2000.

ZIX CORPORATION

2711 North Haskell Avenue

Suite 2300, LB 36

Dallas, Texas 75204-2960

PROXY STATEMENT

Annual Meeting of Shareholders

June  9, 2021

Information Concerning Solicitation and Voting

General

This Proxy Statement is furnished on behalf of the Board of Directors (the “Board”) of Zix Corporation (“we,” “us,” “our” or the “Company”) to solicit proxies to be voted at the Annual Meeting of our Shareholders to be held on Wednesday, June 9, 2021, at 10:00 a.m. Central Time, and at any adjournment or postponement of the Annual Meeting for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders.

Whether or not you personally attend the virtual audio-only Annual Meeting, it is important that your shares entitled to vote be represented and voted at the Annual Meeting. Most holders of our common stock and our Series A Preferred Stock (collectively, our “Voting Shareholders”) have a choice of voting over the Internet, by using a toll-free telephone number, or by completing a proxy card and mailing it in the postage-paid envelope provided. Check your proxy card or the information forwarded by your bank, broker, or other Voting Shareholder of record to determine which voting options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible. The Internet voting and telephone voting facilities for Voting Shareholders of record will be available until 11:59 p.m. Eastern Time on June 8, 2021. This Proxy Statement and the accompanying proxy card were first mailed on or about April 23, 2021.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, THE INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT.

Solicitation of Proxies

The Company is making this solicitation on behalf of our Board. The Company will bear the expense of the preparation, printing and distribution of the enclosed proxy card, Notice of Annual Meeting of Shareholders and this Proxy Statement, and any additional material relating to the Annual Meeting that may be furnished to our shareholders by our Board related to the furnishing of this Proxy Statement. We have engaged Georgeson Inc. to assist in the solicitation of proxy materials from Voting Shareholders at a fee of approximately $8,500 plus reimbursement of reasonable out-of-pocket expenses. Proxies may also be solicited without additional compensation by our officers or employees by telephone, fax or e-mail. We will reimburse banks and brokers who hold shares in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the proxy materials to those persons for whom they hold those shares. To obtain the necessary representation of Voting Shareholders at the Annual Meeting, supplementary solicitations may be made by mail, telephone, fax or e-mail by our officers or employees, without additional compensation, or by selected securities dealers. We anticipate that the cost of those supplementary solicitations, if any, will not be material.

Purpose of Annual Meeting

The purpose of the Annual Meeting is to obtain approval for the proposals described in this Proxy Statement and to consider any other business properly brought before the Annual Meeting or any adjournment or postponement thereof. At the Annual Meeting, we will ask Voting Shareholders to consider and vote on the following proposals:

•	Proposal 1: elect eight members of our Board for a one-year term;

•	Proposal 2: ratify the appointment of Whitley Penn LLP as our independent registered public accountants for the fiscal year ending December 31, 2021;

•	Proposal 3: approve, on an advisory basis, the compensation of our named executive officers; and

•	Proposal 4: approve the Zix Corporation 2021 Omnibus Incentive Plan (the “2021 Plan”).

Record Date and Shares Outstanding

Only shareholders who owned shares of our common stock and our Series A Preferred Stock at the close of business on April 12, 2021, referred to in this Proxy Statement as the “Record Date,” are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, 57,058,008 shares of our common stock were outstanding and entitled to vote at the Annual Meeting. Holders of our common stock are entitled to one vote, in person or by proxy, for each share of common stock held in their name on the Record Date.

As of the Record Date, 100,206 shares of our Series A Preferred Stock were outstanding and entitled to vote on an as-converted basis at the Annual Meeting. As of the Record Date, the 100,206 shares of Series A Preferred Stock were convertible into 19,733,971 shares of common stock.

As of the record date, there were no shares of our Series B Preferred Stock outstanding.

Quorum

A majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting (including the Series A Preferred Stock on an as-converted basis) must be represented, electronically during the live audio-only webcast or by proxy, at the Annual Meeting to constitute a quorum to conduct business at the meeting. As of the Record Date, 76,791,979 shares of our common stock (including the Series A Preferred Stock on an as-converted basis) were outstanding and entitled to vote at the Annual Meeting, so we will require a quorum of at least 38,395,991 shares of our common stock (including the Series A Preferred Stock on an as-converted basis) represented at the Annual Meeting in order to conduct business at the meeting.

Revocability of Proxies

You may revoke your proxy at any time before it is exercised. Execution of the proxy will not affect your right to virtually attend the Annual Meeting. Revocation may be made before the Annual Meeting by written revocation or through a duly executed proxy bearing a later date sent to Zix Corporation, Attention: Corporate Secretary, 2711 North Haskell Avenue, Suite 2300, LB 36, Dallas, Texas 75204-2960; or your proxy may be revoked electronically during the live audio-only webcast of the Annual Meeting by specific written notice to the Secretary during the live audio-only webcast of the Annual Meeting before the voting of the proxy or by the electronic vote of your shares at the virtual meeting. Any revocation sent to the Company must include the shareholder’s name and must be received before the Annual Meeting to be effective.

How Your Proxy Will Be Voted

In the absence of specific instructions to the contrary, shares represented by properly executed proxies received by the Company, including unmarked signed proxies, will be voted FOR each of the proposals that will be considered at the Annual Meeting. In addition, if any other matters properly come before the Annual Meeting the persons named as proxy holders in the enclosed proxy card will have discretion as to how they will vote the shares they represent. Other than the proposals described in this Proxy Statement, we have not received notice of any matters that may properly be presented at the Annual Meeting.

Dissenters’ Rights

Under Texas law, shareholders are not entitled to dissenters’ rights with respect to any of the proposals that will be considered at the Annual Meeting.

Tabulation of Votes

Votes cast at the Annual Meeting will be tabulated by a representative of Broadridge Financial Solutions, Inc. as the independent inspector of election.

Vote Required to Approve Proposals

Proposal 1

On Proposal 1, shares may either be voted FOR an individual director nominee or voted WITHHELD as to an individual director nominee. If a quorum is represented at the Annual Meeting, the eight nominees who receive the greatest number of FOR votes (also called a “plurality” of FOR votes) will be elected as directors. Brokers cannot cast discretionary votes in the election of directors, so you must instruct your broker how to vote your shares on Proposal 1. Broker non-votes will not be included in vote totals and will not affect the outcome of the vote on this proposal. A vote WITHHELD as to any director will have no effect on the election of the nominees, but, for purposes of the Majority WITHHELD Vote (as described in the Question and Answer section of this Proxy Statement) and the effectiveness of a nominee’s conditional resignation, will be counted as a vote against the election of that director. In the election of directors, shareholders are not entitled to cumulate their votes or to vote for a greater number of persons than the number of nominees named in this Proxy Statement.

Proposal 2

On Proposal 2, shares may either be voted FOR the ratification of the appointment of Whitley Penn LLP as the Company’s independent auditors for the fiscal year ending December 31, 2021, or voted AGAINST that ratification, or voted to ABSTAIN. If a quorum is represented at the Annual Meeting, the approval of Proposal 2 would require the FOR vote of the holders of a majority of the shares entitled to vote on the proposal and represented in person or by proxy at the Annual Meeting. Because votes to ABSTAIN are counted as shares represented at the meeting, they will have the same effect as votes AGAINST Proposal 2.

Proposal 3

On Proposal 3, shares may either be voted FOR the approval, on an advisory basis, of the compensation of our named executive officers, or voted AGAINST that advisory approval, or voted to ABSTAIN. If a quorum is represented at the Annual Meeting, approval of Proposal 3 requires the FOR vote of the holders of a majority of the shares entitled to vote on the proposal and represented in person or by proxy at the Annual Meeting. Broker non-votes will not be included in vote totals and will not affect the outcome of the vote on this proposal. Because votes to ABSTAIN are counted as shares entitled to vote on Proposal 3, they will have the same effect as votes AGAINST Proposal 3.

Proposal 4

On Proposal 4, shares may either be voted FOR the approval of the 2021 Plan, or voted AGAINST the approval of that plan, or voted to ABSTAIN. If a quorum is represented at the Annual Meeting, the approval of Proposal 4 would require the FOR vote of the holders of a majority of the shares entitled to vote on the proposal and represented in person or by proxy at the Annual Meeting. Because votes to ABSTAIN are counted as shares represented at the meeting, they will have the same effect as votes AGAINST Proposal 4.

Other Matters

An affirmative vote of a majority of the shares represented at the Annual Meeting is generally required for action on any other matters that may properly come before the Annual Meeting. Our bylaws require the affirmative vote of a majority of the shares outstanding (as opposed to a mere majority of shares represented at a meeting) in order to remove a director or amend our bylaws.

Effect of Broker Non-Votes

If your shares are held in a brokerage account and you do not instruct your broker how to vote on a particular proposal, your brokerage firm could either:

•	Vote your shares on that proposal in the broker’s discretion, if the rules permit; or

•	Leave your shares unvoted on that proposal.

A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have the discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. Brokers do not have discretionary authority to vote on Proposals 1, 3 or 4, but they do have the discretionary authority to vote on Proposal 2.

Shareholders’ Proposals

If you would like to submit a proposal to be included in the Proxy Statement for our 2022 Annual Meeting of Shareholders to be held next year, the submission must be in writing and received by us no later than December 24, 2021. Submissions of shareholder proposals after that date will be considered untimely for inclusion in the Proxy Statement and form of proxy for our 2022 Annual Meeting. A shareholder proposal that does not qualify under Securities and Exchange Commission (the “SEC”) Rule 14a-8 for inclusion in our Proxy Statement must be received by the Corporate Secretary at the principal executive offices of the Company no earlier than February 9, 2022 and no later than March 11, 2022.

All notices of proposals, whether or not to be included in our proxy materials, should be sent to our principal executive offices at Zix Corporation, Attention: Corporate Secretary, 2711 North Haskell Avenue, Suite 2300, LB 36, Dallas, Texas 75204-2960.

Reducing the Costs of Proxy Solicitation

To reduce the expenses of delivering duplicate copies of our annual report to shareholders, this proxy statement and the notice of Internet availability of proxy materials, we take advantage of the SEC’s “householding” rules that permit us to deliver only one set of such proxy materials to shareholders who share an address, unless otherwise requested. If you share an address with another shareholder and have received only one set of proxy materials, you may request, and we undertake to deliver promptly upon such request, a separate copy of these materials at no cost to you by contacting Zix Corporation, Attention: Corporate Secretary, 2711 North Haskell Avenue, Suite 2300, LB 36, Dallas, Texas 75204-2960 or (214) 370-2000. For future Annual Meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the phone number and address given above.

Shareholders of Record: If you vote on the Internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service.

Beneficial Owners: If you hold your shares in a brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank, broker or other holder of record regarding the availability of this service.

Proposals

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Voting Shareholders will vote on the election of eight members of our Board at the Annual Meeting. Each director will serve until the next Annual Meeting of Shareholders and until the director’s successor is duly elected and qualified, unless earlier removed in accordance with our bylaws.

The nominees for election to our Board are:

Name	Principal Occupation	Director Since
Mark J. Bonney	Consultant	January 2013

Marcy Campbell	Vice President – Global Professional Services, Digital & In-Store Commerce, SME Sales for PayPal Holdings	March 2020

Taher A. Elgamal	Chief Technology Officer of Security, Salesforce.com Inc.	July 2011

James H. Greene, Jr.	Founding Partner, True Wind Capital Management, L.P.	February 2019

Robert C. Hausmann	Operating Partner, Thoma Bravo	November 2005

Maribess L. Miller	Consultant	April 2010

Brandon Van Buren	Principal, True Wind Capital Management, L.P.	February 2019

David J. Wagner	Chief Executive Officer, Zix Corporation	January 2016

For biographical and other information regarding the nominees for director, please see “OTHER INFORMATION YOU NEED TO MAKE AN INFORMED DECISION — Directors.” For information on our directors’ compensation, please see “INFORMATION ON THE COMPENSATION OF DIRECTORS.”

Each of the persons nominated for election to our Board has agreed to stand for election. Our Board has no reason to believe that any of the nominees will be unable or unwilling to serve if elected, and to the knowledge of the Board, each of the nominees intends to serve the entire term for which election is sought. Our bylaws provide that the Board may reduce the number of positions on our Board. In addition, our bylaws provide that the Board may fill any vacancy in the Board by the affirmative vote of a majority of the remaining directors.

The eight nominees who receive the greatest number of FOR votes (also called a “plurality” of FOR votes) will be elected as directors. Broker non-votes will not be included in vote totals and will not affect the outcome of the vote on this proposal. A vote WITHHELD as to any director will have no effect on the election of the nominees, but, for purposes of the Majority WITHHELD Vote (as described in the Question and Answer section of this Proxy Statement) and the effectiveness of a nominee’s conditional resignation, will be counted as a vote against the election of that director.

OUR BOARD RECOMMENDS THAT YOU VOTE

FOR PROPOSAL 1 AND FOR EACH DIRECTOR NOMINEE NAMED ABOVE.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

The Audit Committee of the Board (the “Audit Committee”) has recommended, and the Board has appointed, Whitley Penn LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Services provided to the Company and its subsidiaries by Whitley Penn LLP in fiscal 2020 are described under “Independent Registered Public Accountants.”

We are asking our Voting Shareholders to ratify the appointment of Whitley Penn LLP as our independent registered public accounting firm for the 2021 fiscal year. Although ratification is not required by our bylaws or otherwise, the Board is submitting the appointment of Whitley Penn LLP to our Voting Shareholders for ratification as a matter of good corporate practice.

A representative of Whitley Penn LLP will be present at the Annual Meeting to respond to appropriate questions and to make any statements that the firm may desire.

Votes cast FOR Proposal 2 by a majority of the shares of our common stock (including the Series A Preferred Stock on an as-converted basis) represented at the Annual Meeting is required to approve Proposal 2. Shares voted to ABSTAIN as to Proposal 2 will be counted as represented at the meeting and will have the same effect as a vote against Proposal 2.

If our Voting Shareholders do not approve Proposal 2, the appointment of Whitley Penn LLP will be reconsidered by our Audit Committee and our Board. Even if Proposal 2 is approved, the Audit Committee in its discretion may select a different independent registered public accounting firm if it determines that a change would be in the best interests of the Company and our shareholders and otherwise complies with all regulations of the SEC regarding a change in public accounting firms.

OUR BOARD RECOMMENDS

THAT YOU VOTE FOR PROPOSAL 2.

PROPOSAL 3 — APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act enables the Company’s Voting Shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s named executive officers. The Company seeks your advisory vote and asks that you support the compensation of the named executive officers as disclosed in this proxy statement. Our Board intends to conduct an annual advisory vote on the compensation of the Company’s named executive officers.

As described in detail under “COMPENSATION DISCUSSION AND ANALYSIS,” our compensation program is designed to attract, retain and motivate our executives and drive overall Company performance. We believe that our compensation program, with its balance of short-term incentives and long-term incentives (including both time-based and performance-based equity awards that vest over multiple years), rewards sustained performance that is aligned with shareholder interests.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers described in this proxy statement.

Accordingly, the Board invites you to review carefully the section titled “COMPENSATION DISCUSSION AND ANALYSIS” beginning on page 35 and the tabular and other disclosures on compensation under “2020 Executive Compensation” beginning on page 49 and to cast a vote to approve the compensation of the Company’s named executive officers through the following resolution:

“Resolved, that shareholders approve the compensation of the Company’s named executive officers, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in this proxy statement.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee of the Board (the “Compensation Committee”) or the Board. The Board and Compensation Committee value the opinions of the Company’s shareholders and to the extent there is any significant vote against the named executive officers’ compensation as disclosed in this proxy statement, the Board will consider the shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

At our 2017 Annual Meeting of Shareholders, our shareholders voted, in an advisory vote, on various frequencies for conducting future advisory votes with respect to the compensation of our named executive officers, with an annual frequency receiving the most advisory votes that were cast. After considering those voting results and other factors, our Board determined that the Company would hold an annual advisory vote on the compensation of our named executive officers until (a) the next required vote on the frequency of shareholder votes on the compensation of our named executive officers or (b) the Board otherwise determines that a different frequency for such advisory votes is in the best interests of our shareholders.

OUR BOARD RECOMMENDS

THAT YOU VOTE FOR PROPOSAL 3.

PROPOSAL 4 — APPROVAL OF 2021 PLAN

The Board has unanimously approved the Zix Corporation 2021 Omnibus Incentive Plan (the “2021 Plan”) to replace the Zix Corporation Amended and Restated 2018 Incentive Plan (the “Prior Incentive Plan”), subject to shareholder approval at the Annual Meeting, and recommends that the Company’s shareholders approve and adopt the 2021 Plan. We intend to reserve 5,650,000 of shares of our common stock for issuance pursuant to awards under the 2021 Plan.

The Company considers the 2021 Plan an essential element of total compensation and believes the 2021 Plan promotes its interests and the interests of its shareholders by: (i) attracting and retaining the services of employees, officers, directors and consultants upon whose judgment, interest and special effort the successful conduct of the Company’s operation in largely dependent; and (ii) encouraging the active interest of those persons in the development and financial success of the Company by granting awards designed to provide participants in the 2021 Plan with proprietary interest in the growth and performance of the Company.

A total of 6,000,000 shares of our common stock were authorized for grant under the Prior Incentive Plan. As of March 31, 2021, 585,611 shares remained available for grant under the Prior Incentive Plan, as described further in the table below. See also “Compensation Discussion and Analysis— Equity Compensation Plan Information” for additional information concerning our equity compensation plan.

If our shareholders approve the 2021 Plan, it will replace the Prior Incentive Plan, such that, (i) no additional grants will be made pursuant to the Prior Incentive Plan, and (ii) any previously granted awards that are outstanding under the Prior Incentive Plan will remain outstanding in accordance with their terms. If our shareholders should fail to approve the 2021 Plan, it will not become effective and the Prior Incentive Plan will continue in force and effect. However, if the 2021 Plan is not approved by our shareholders, we may not be able to continue our equity-based long-term incentive program, and we may be required to increase the cash component of our executive compensation program in order to remain competitive and adequately compensate our employees.

Shareholder approval of the 2021 Plan would also constitute approval for purposes of satisfying the shareholder approval requirements under Section 422 of the Code so that the Compensation Committee or such other committee of our Board that may be designated to administer the 2021 Plan (the “Committee”) may grant incentive stock options, or ISOs.

Best Practices

Independent Oversight. The Committee, composed solely of independent directors, will approve all grants made under the 2021 Plan other than grants made to non-employee directors which will be approved by our Board. Additionally, the Committee may delegate to other committees of the Board, to the Chief Executive Officer and to our other senior officers its duties under the 2021 Plan pursuant to such conditions or limitations as the Committee may establish; provided, however, that such delegation will not extend to the authority to make awards to participants who are subject to Section 16 of the Exchange Act.

No Repricing of Options or SARs. The 2021 Plan prohibits repricing, replacement and regranting of stock options or stock appreciation rights (“SARs”) at lower prices unless approved by our shareholders.

No Discounted Options or SARs. Stock options and SARs may not be granted with an exercise price below the closing price of our common stock on the date of grant.

No Dividends on Options or SARs. Dividends and dividend equivalents may not be paid or accrued on stock options or SARs.

Limited Terms for Options and SARs. Stock options and SARs granted under the 2021 Plan are limited to 10-year terms.

No Liberal Share Counting with Respect to Options or SARs. Shares of our common stock that are (i) not issued or delivered as a result of the net settlement of a stock-settled SAR or option, (ii) withheld or delivered to satisfy the applicable withholding taxes related to an award, (iii) used to satisfy the exercise price related to an option or SAR, or (iv) repurchased on the open market with the proceeds of an option’s exercise price will not become available again for awards under the 2021 Plan.

No Dividends or Dividend Equivalents on Unvested Awards. The right to receive payment of dividends or dividend equivalents will be forfeited to the extent that an underlying award of restricted stock or restricted stock units do not vest, are forfeited or are otherwise cancelled.

Annual Limitation on Director Awards and Compensation. The aggregate grant value of awards and cash compensation paid to any individual non-employee director may not exceed $1,000,000 in any calendar year. The extent to which such awards may be granted may be further limited pursuant to the terms, conditions and parameters of a plan, program or policy for the compensation of nonemployee directors as in effect from time to time.

Clawback or Recoupment. Awards granted under the 2021 Plan will be subject to any clawback policy implemented by the Company.

No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, unless otherwise provided in the applicable award agreement.

No “Evergreen” Provision. Shares of our common stock authorized for issuance under the 2021 Plan will not be replenished automatically. Any additional shares to be issued over and above the amount for which we are seeking authorization must be approved by our shareholders.

No Automatic Grants. There are no automatic grants to new participants or “reload” grants when outstanding awards are exercised, expire or are forfeited.

No Tax Gross-Ups. Participants do not receive tax gross-ups under the 2021 Plan.

Information on Equity Compensation Plans as of March 31, 2021

The information included in this Proxy Statement and our 2020 Annual Report is updated by the following information regarding all existing equity compensation plans as of March 31, 2021:

Total stock options outstanding(1)	777,010
Weighted-average exercise price of stock options outstanding	$4.45
Weighted-average remaining duration of stock options outstanding	5.28
Total full value awards outstanding(2)	4,077,511
Shares available for grant under the 2018 Plan(3)	585,611
Total shares of common stock outstanding	56,940,317

(1)	No stock appreciation rights were outstanding as of March 31, 2021.
(2)

The number of shares with respect to outstanding performance-based awards assumes performance at the target level. The total number of full value awards outstanding would be 5,120,259 shares assuming outstanding performance-based stock and RSUs at maximum level.

(3)

Assumes outstanding performance-based stock and RSUs at the target level. No additional shares would be available for grant under the 2018 Plan if all outstanding performance-based stock and RSUs were settled at maximum level.

The Compensation Committee took the above information on existing equity compensation plan awards into account in setting the number of authorized shares in the proposed 2021 Plan.

Summary of the 2021 Plan

A description of the 2021 Plan is set forth below. Because the description of the 2021 Plan in this proxy statement is a summary, it may not contain all the information that may be important to you. The summary is qualified in its entirety by reference to the 2021 Plan. You should carefully read the 2021 Plan, a copy of which is attached hereto as Appendix A to this proxy statement.

Eligibility

Persons eligible for “Awards” (as defined in the 2021 Plan) are (i) all employees of the Company and its subsidiaries, (ii) non-employee directors and (iii) certain independent contractors. As of March 31, 2021, approximately 40 employees and non-employee directors would be eligible for grants of Awards under the 2021 Plan.

Shares Available for Awards

The aggregate number of shares of our common stock reserved and available for issuance pursuant to Awards granted under the 2021 Plan will be 5,650,000, all of which may be issued as incentive stock options under Section 422 of the Code. The closing price per share of our common stock on March 29, 2021 was $7.27.

Each share of our common stock subject to an Award granted under the 2021 Plan is counted against the above share reserve as one share. If an Award expires or is terminated, cancelled or forfeited, the shares associated with the expired, terminated, cancelled or forfeited Awards immediately become available for additional Awards under the 2021 Plan, it being understood that no increase or decrease in the above share reserve occurs with respect to an Award that can only be settled in cash. Moreover, the number of shares of common stock reserved for issuance under the 2021 Plan is not increased by (i) shares not issued or delivered as a result of the net settlement of a stock-settled SAR or option, (ii) shares that are withheld or delivered to satisfy the applicable withholding taxes related to an Award, (iii) shares that are used to satisfy the exercise price related to an option or SAR, and (iv) shares repurchased on the open market with the proceeds of an option’s exercise price.

Administration

The Committee administers the 2021 Plan with respect to Awards to employees and independent contractors and has broad power to take actions thereunder, to interpret the 2021 Plan and to adopt rules, regulations and guidelines for carrying out its purposes. The Board has the sole authority to grant Awards under the 2021 Plan with respect to non-employee directors. The Committee may, in its discretion, among other things: (i) extend the exercisability of an Award in a manner consistent with applicable law or (ii) accelerate the vesting of or eliminate or make less restrictive any restrictions contained in any Award, waive any restrictions or other provision of the 2021 Plan or in any Award or otherwise amend or modify any Award in a manner that is consistent with the minimum vesting periods set forth in the 2021 Plan, and, in each case, that is (x) not adverse to that participant holding the Award or (y) consented to by that participant.

Except in connection with a transaction involving the Company or its capitalization, the terms of outstanding Awards may not be amended without approval of the shareholders of the Company to (i) reduce the exercise price of outstanding options or SARs, (ii) cancel, exchange, substitute, buyout or surrender outstanding options or SARs in exchange for cash or other Awards, (iii) take any other action with respect to a stock option or SAR that would be treated as a repricing under the rules and regulations of the principal national securities exchange on which the shares of our common stock are listed or (iv) permit the grant of any stock options or SARs that contain a so-called “reload” feature under which additional stock options, SARs or other Awards are granted automatically to the participant upon exercise of the original stock option or SAR.

The Committee also may delegate to other committees of the Board, to the Chief Executive Officer and to our other senior officers its duties under the 2021 Plan to the extent allowed by applicable law.

The Committee will determine the employees and independent contractors to receive Awards and the terms, conditions and limitations applicable to each such Award, which terms, conditions and limitations may, but need not, include continuous service with the Company, achievement of specific business objectives, attainment of specified growth rates, increases in specified indices or other comparable measures of performance.

Amendment; Termination

The Board may amend, modify, suspend or terminate the 2021 Plan for the purpose of addressing any changes in legal requirements or for any other lawful purpose, except that no amendment that would adversely affect the rights of any participant under any Award previously granted to such participant may be made without the consent of such participant unless the amendment is reasonably necessary for such Award to comply with applicable law. In addition, no amendment will be effective prior to its approval by the shareholders of the Company to the extent such approval is required pursuant to Rule 16b-3 in order to preserve the applicability of any exemption provided by such rule to any Award then outstanding (unless the holder of such Award consents) or to the extent shareholder approval is otherwise required by applicable law.

Adjustments

Depending on the transaction described below, the Board either will or may make certain adjustments, including changes to the shares of our common stock subject to outstanding Awards and shares available for grant under the 2021 Plan, in the event of any subdivision, split or consolidation of outstanding shares, any declaration of a stock dividend payable in shares, any recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, any adoption by the Company of any plan of exchange affecting the common stock or any distribution to holders of common stock of securities or property (other than normal cash dividends).

Vesting

In general, a minimum vesting or restriction period of one year will apply with respect any Award (or any portion thereof) granted under the 2021 Plan; provided an Award granted to a non-employee Director may vest on the earlier of the one-year anniversary of the date of grant or the next annual meeting of the Company’s shareholders (as long as the vesting period is not less than fifty (50) weeks after the date of grant). However, the minimum vesting or restriction period may end in connection with a participant’s death or termination of employment due to disability or in connection with a Change in Control (as described and defined below) or in connection with a participant’s Employment Termination Benefits Agreement (as described under “Separation Payments and Change in Control Payments” below) or similar agreement. In addition, the minimum vesting or restriction period will not apply to up to 5% of the shares of our common stock (i.e., 300,000 shares) that are reserved for issuance under the 2021 Plan, so long as the award certificate or other contemporaneous writing as of the date of grant designates such shares as not being subject to such minimum vesting or restriction period.

Change in Control

A “Change in Control” generally occurs upon the occurrence of any of the following: (i) during any consecutive 12-month period, individuals who at the beginning of such period were members of the Board (“Incumbent Directors”) cease for any reason to constitute at least a majority thereof, unless the election of each new director was approved by a vote of at least a majority of Incumbent Directors (for purposes hereof, if an individual’s election as a director was a result of an actual or threatened election contest or proxy contest, they are not deemed an Incumbent Director); (ii) any person or group (that is unaffiliated with the Company) becomes the beneficial owner of either 30% or more of the then-outstanding shares of our common stock or securities of the Company representing 25% or more of the combined voting power; (iii) the consummation of a reorganization, merger, sale of substantially all of the Company’s assets or similar transaction, unless (x) substantially all beneficial owners of the Company prior to the transaction continue to hold more than 50% of the surviving entity’s common stock and total voting power, (y) a majority of the directors of the surviving entity are Incumbent Directors, and (z) no person or group (that is unaffiliated with the Company) is the beneficial owner of either 30% or more of the surviving entity’s common stock or securities of the surviving entity representing 25% or more of the total voting power.

Unless otherwise provided in the award certificate or other agreement with a participant, the treatment of a participant’s Awards in connection with a Change in Control will depend on (i) whether Awards are assumed by the surviving entity or are otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board (a “Qualifying Conversion/Assumption”), and (ii) whether a participant’s employment is terminated without cause or the participant resigns for good reason within the one-year period after the effective date of the Change in Control (a “Qualifying Termination”). In the event a Qualifying Conversion/Substitution does not occur in connection with a Change in Control, then: (x) options and SARs will become fully exercisable immediately prior to the Change in Control, (y) time-based vesting requirements on outstanding Awards will be deemed to be satisfied in full immediately prior to the Change in Control, and (z) all performance-based vesting requirements on outstanding Awards will be deemed to be satisfied on a pro-rata basis at 100% of the “target” level immediately prior to the Change in Control. In the event a Qualifying Conversion/Substitution occurs in connection with a Change in Control, but a participant incurs a Qualifying Termination, then: (A) such participant’s options and SARs will become fully exercisable, (B) time-based vesting requirements on such participant’s outstanding Awards will be deemed to be satisfied in full, and (C) all performance-based vesting requirements on such participant’s outstanding Awards will be deemed to be satisfied on a pro-rata basis at 100% of the “target” level.

Clawback

Awards under the 2021 Plan will be subject to the provisions of any clawback policy either required by applicable law or otherwise implemented by the Company, which clawback policy may provide for forfeiture, repurchase and/or recoupment of Awards and amounts paid or payable pursuant to or with respect to Awards.

Awards

At the discretion of the Committee or the Board, as applicable, employees, independent contractors or non-employee directors may be granted Awards under the 2021 Plan in the form of stock options, SARs, restricted stock, restricted stock units, cash awards, performance awards, or any other right or interest relating to shares of our common stock or cash. Such Awards may be granted singly, in combination, or in tandem.

Options

Awards may be in the form of options, which are rights to purchase a specified number of shares of our common stock at a specified price not less than that of the fair market value of a share of common stock on the date of grant. An option may be either an incentive stock option (“ISO”) that is intended to comply, or a nonqualified stock option (“NSO”) that is not intended to comply, with the requirements of Section 422 of the Code; provided that independent contractors and non-employee directors cannot be awarded ISOs. The Committee will determine the participants to receive options and the terms, conditions and limitations applicable to each such option. The term of each option may not be longer than a period of 10 years from the date of grant. Except as otherwise provided in an award certificate, any option (i) that remains outstanding as of the last day of its term, (ii) has an exercise price per share that is less than the fair market value of a share of common stock as of such day and (iii) whose exercise is prohibited as of such day pursuant to the operation of the Company’s insider trading policy, will be automatically exercised (without any action on the part of the participant holding such option) by (x) foregoing the delivery of shares otherwise deliverable upon the exercise of the option in an amount sufficient to pay the exercise price of the option and (y) satisfying tax withholding obligations by withholding from the shares otherwise deliverable upon the exercise of the option using the minimum tax rate applicable to the participant.

Stock Appreciation Rights

Awards may also be in the form of SARs, which are rights to receive a payment, in cash or shares of our common stock, equal to the fair market value or other specified value of a number of shares on the rights exercise date over a specified strike price not less than the fair market value of a share of common stock on the date of grant. The term of each SAR may not be longer than a period of ten (10) years from the date of grant. Except as otherwise provided in an award certificate, any SAR (i) that remains outstanding as of the last day of its term, (ii) has a strike price per share that is less than the fair market value of a share of common stock as of such day and (iii) whose exercise is prohibited as of such day pursuant to the operation of the Company’s insider trading policy, will be automatically exercised (without any action on the part of the participant holding such SAR) and any tax withholding obligations will be satisfied by withholding from the cash or shares otherwise deliverable upon the exercise of the SAR using the minimum tax rate applicable to the participant.

Stock Awards

Awards may also be in the form of grants of common stock or units denominated in common stock, including restricted stock and restricted stock units (“Stock Awards”). The terms, conditions and limitations applicable to any Stock Award will be determined by the Committee. At the discretion of the Committee, the terms of a Stock Award may include rights to receive dividends or dividend equivalents, which will only be paid if the underlying shares subject to the Award vest pursuant to the terms of the Stock Award.

Cash Awards

Awards may also be in the form of grants denominated in cash. The terms, conditions and limitations applicable to any cash awards granted pursuant to the 2021 Plan will be determined by the Committee.

Performance Awards

At the discretion of the Committee, any of the above-described Awards may be made in the form of a performance award. A performance award will be paid, vested or otherwise deliverable solely on account of the attainment of one or more performance goals, either individually or in any combination, established by the Committee and specified in the award certificate.

A performance goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). The amount of cash or shares of our common stock payable or vested pursuant to performance awards may be adjusted upward or downward, either on a formula or discretionary basis or any combination, as the Committee determines.

Director Award Limits

No non-employee director may be granted during any calendar year Awards (in his or her capacity as a director) having a fair value determined on the date of grant when added to all cash compensation paid to the non-employee director during the same calendar year in excess of $1,000,000. The extent to which such Awards may be granted may be further limited pursuant to the terms, conditions and parameters of a plan, program or policy for the compensation of non-employee directors as in effect from time to time.

U.S. Federal Income Tax Consequences

The following is a summary of the general rules of current U.S. Federal income tax law relating to the tax treatment of Awards that may be issued under the 2021 Plan. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the particular circumstances of a participant. This summary is not complete and does not attempt to describe any tax consequences arising in the context of the participant’s death or the income tax laws of any local, state or foreign country in which the participant’s income or gain may be taxable.

Stock Awards

Restricted Stock. A participant generally recognizes no taxable income at the time of an Award of restricted stock. A participant may, however, make an election under Section 83(b) of the Code to have the grant taxed as compensation income at the date of receipt, with the result that any future appreciation or depreciation in the value of the shares of stock granted may be taxed as capital gain or loss on a subsequent sale of the shares. If the participant does not make a Section 83(b) election, the grant will be taxed as compensation income at the full fair market value on the date the restrictions imposed on the shares expire. Unless a participant makes a Section 83(b) election, any dividends paid to the participant on the shares of restricted stock will generally be compensation income to the participant and deductible by us as compensation expense. In general, subject to the limitations discussed below, we will receive a deduction for U.S. Federal income tax purposes for any compensation income taxed to the participant. To the extent a participant realizes capital gains, as described above, we will not be entitled to any deduction for federal income tax purposes.

Restricted Stock Units. A participant who is granted restricted stock units will recognize no income upon grant of the restricted stock units. At the time the underlying shares of common stock (or cash in lieu thereof) are delivered to a participant, the participant will recognize compensation income equal to the full fair market value of the shares received. Subject to the limitations discussed below, we will generally be entitled to a deduction for U.S. Federal income tax purposes that corresponds to the compensation income recognized by the participant.

Options; Stock Appreciation Rights

Options granted under the 2021 Plan may constitute ISOs within the meaning of Section 422 of the Code, while other options granted under the 2021 Plan may constitute NSOs. Grants of options to non-employee directors and independent contractors are NSOs. The Code provides for tax treatment of options qualifying as ISOs that may be more favorable to participants than the tax treatment accorded NSOs. Generally, upon the grant or exercise of an ISO, the optionee will recognize no taxable income for U.S. Federal income tax purposes, although the difference between the exercise price of the ISO and the fair market value of the stock at the date of exercise is an addition to income in determining alternative minimum taxable income and such amount may be sufficient in amount to subject the optionee to the alternative minimum tax. On the sale of shares acquired by exercise of an ISO (assuming that the sale does not occur within two years of the grant date or within one year of the exercise date), any gain will be taxed to the optionee as long-term capital gain. Except with respect to death or disability, an optionee has three months after termination of employment in which to exercise an ISO and retain favorable tax treatment at exercise. No deduction is available to the Company upon the grant or exercise of an ISO (although a deduction may be available if the participant disposes of the shares so purchased before the applicable holding periods expire).

In contrast, upon the exercise of an NSO, the optionee recognizes ordinary taxable income on the exercise date in an amount equal to the excess of the fair market value of the shares purchased over the exercise price. Upon the sale of such shares by the optionee, any difference between the fair market value at the date of sale and the fair market value at the date of exercise will be treated generally as capital gain or loss. Subject to the limitations discussed below, upon exercise of an NSO, the Company is entitled to a tax deduction in an amount equal to the ordinary taxable income recognized by the participant.

Participants do not recognize taxable income upon the grant of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary income in an amount equal to the cash or fair market value of the shares received at the date of exercise of the SAR. The participant’s tax basis in any shares received on the exercise of a SAR will generally equal the fair market value of such shares on the date of exercise. Subject to the limitations discussed below, the Company will be entitled to a deduction for U.S. Federal income tax purposes that corresponds as to timing and amount with the taxable income recognized by the participant under the foregoing rules.

Deductibility; Excise Taxes

Code Section 162(m). In general, a U.S. Federal income tax deduction is allowed to the Company in an amount equal to the ordinary taxable income recognized by a participant with respect to Awards granted under the 2021 Plan, provided that such amount constitutes an ordinary and necessary business expense of the Company, that such amount is reasonable and that the Company satisfies any withholding obligations with respect to the participant’s ordinary taxable income. Following the enactment of the Tax Cuts and Jobs Act, beginning with the 2018 calendar year, the $1 million annual deduction limitation under Section 162(m) applies to compensation paid to any individual who serves as the Chief Executive Officer, Chief Financial Officer or qualifies as one of the other three most highly compensated executive officers in 2017 or any later calendar year. See also “Compensation Discussion and Analysis— Impact of Accounting and Tax Treatments of Compensation” for a more robust discussion of Section 162(m) of the Internal Revenue Code.

Change in Control. The acceleration of the exercisability or the vesting of an Award upon the occurrence of a change in control may result in an “excess parachute payment” within the meaning of Section 280G of the Code. A “parachute payment” occurs when an employee receives payments contingent upon a change in control that exceed an amount equal to three times his or her “base amount.” The term “base amount” generally means the average annual compensation paid to such employee during the five calendar years preceding calendar year in which the change in control occurs. An “excess parachute payment” is the excess of all parachute payments made to the employee on account of a change in control over the employee’s base amount. If any amount received by an employee is characterized as an excess parachute payment, the employee is subject to a 20% excise tax on the amount of the excess, and the Company is denied a tax deduction with respect to such excess.

Code Section 409A. Section 409A of the Code generally provides that any deferred compensation arrangement must satisfy specific requirements, both in operation and in form, regarding (i) the timing of payment, (ii) the advance election of deferrals, and (iii) restrictions on the acceleration of payment. Failure to comply with Section 409A of the Code may result in the early taxation (plus interest) to the participant of deferred compensation and the imposition of a 20% penalty on the participant on such deferred amounts included in the participant’s taxable income. The Company intends to structure Awards under the 2021 Plan in a manner that is designed to be exempt from or comply with Section  409A of the Code.

Future Benefits Under the 2021 Plan

As part of its regular annual process of granting equity awards to its officers and employees, in March of 2021, the Company opted to make grants under the 2021 Plan that are contingent on approval of that Plan by shareholders of the Company at its 2021 annual meeting. This decision was due in part to a shortage of available shares for grants under the Prior Incentive Plan. The contingent grants consisted of both time-based and performance-based RSUs covering an aggregate of 408,152 shares (assuming target performance for the performance-based awards). See the New Plan Benefits Table (below) for more information. Other than these previously granted contingent awards, it is not possible to determine the benefits that will be received in the future by participants in the 2021 Plan or the benefits that would have been received by such participants if the 2021 Plan had been in effect in the year ended December 31, 2020. Certain tables in this proxy statement set forth information with respect to prior awards granted to our named executive officers under the Prior Incentive Plan, which remains in effect.

2021 Contingent Plan(1)

Name and position	Dollar value ($)	Number of units
Ryan Allphin, Chief Product Officer	$775,125	108,713
All Current Executive Officers as a Group	$775,125	108,713
Non-Executive Officer Employee Group	$2,135,000	299,439

(1)

Neither the CEO, any other current Executive Officer other than Allphin, nor any Director received grants subject to approval of the 2021 Plan. Allphin received RSUs (contingent on approval of the 2021 Plan) in the amount indicated above.

In 2021, the Company currently expects to award each non-employee director restricted stock units as described in more detail under “Director Compensation.” Because future Awards are in the discretion of the Board and the Committee, the number of shares subject to future Awards could increase or decrease and the type and terms of future Awards could change as well, all without the need for future shareholder approval.

The Board believes that the approval of the 2021 Plan is in the best interest of the Company and its shareholders. The Board therefore recommends a vote for the 2021 Plan, and it is intended that the proxies not marked to the contrary will be so voted. Because approval of the 2021 Plan will increase the number of shares available for issuance to all directors and executive officers of the Company, each of the directors and executive officers of the Company has an interest and may benefit from the approval of the 2021 Plan.

OUR BOARD RECOMMENDS

THAT YOU VOTE FOR PROPOSAL 4

OTHER INFORMATION YOU NEED TO MAKE AN INFORMED DECISION

Directors

The following table indicates the names of our director nominees and their ages and positions:

Name	Age	Position
Mark J. Bonney(2)(6)	67	Independent Director
Marcy Campbell(4)	62	Independent Director
Taher A. Elgamal(1)(5)	65	Independent Director
James H. Greene, Jr.(5)	70	Independent Director
Robert C. Hausmann(4)(6)	58	Chair of the Board; Independent Director
Maribess L. Miller(3)(5)	68	Independent Director
Brandon Van Buren(4)	38	Independent Director
David J. Wagner	56	Chief Executive Officer

(1)	Chair of the Nominating and Corporate Governance Committee
(2)	Chair of the Compensation Committee
(3)	Chair of the Audit Committee
(4)	Member of the Nominating and Corporate Governance Committee
(5)	Member of the Compensation Committee
(6)	Member of the Audit Committee

Mark J. Bonney joined our Board in January 2013. He currently serves as President and CEO of On Board Advisors, LLC, a financial and strategic advisory firm. Since July 2020, Mr. Bonney has been a member of the Board of Directors of Title Shop Holdings, Inc., a specialty retailer of natural stone, man-made tile and related materials. From October 2019 to December 2019 Mr. Bonney was independent Chair of the Board of SeaChange International, Inc., (NASDAQ: SEAC), a provider of end-to-end video delivery and management software solutions for cable wireless, OTT and other content providing enterprises. From April 2019 to October 2019 he was Executive Chair and Principal Executive Officer of SeaChange. From August 2017 to April 2019 he was a Director and Chair of the Audit and Compensation Committees of SeaChange. From May 2018 until its merger with Taptica, PLC in April 2019, he served as President and Chief Executive Officer and a director of RhythmOne PLC, (LSE AIM:RTHM), a provider of digital advertising solutions. Until its sale in August 2017, he served as President and Chief Executive Officer and a director of MRV Communications, Inc., a supplier of network equipment to the telecommunications industry. Mr. Bonney served as an independent Director and Chair of the Audit Committee of MRV from April 2013 until joining the management team in August 2014. He also served as a Director and Chair of the Audit Committee and the Corporate Governance and Nominating Committee of Sigma Designs, Inc., (NASDAQ:SIGM), a provider of high-performance system-on-a-chip semiconductor solutions enabling the convergence of the smart home, from August 2012 through August 2015. He was executive vice president and Chief Financial Officer of Direct Brands, LLC, a privately owned direct to consumer media company from 2010 to 2012, vice president and general manager of the Authentication Solutions Group of JDS Uniphase Corporation (“JDSU”) an optical technologies and telecommunications firm, from 2008 to 2010 and executive vice president and Chief Financial Officer of American Bank Note Holographics, Inc., (“ABNH”) an optical security device company from 2005 to 2008, before the company’s sale to JDSU. Mr. Bonney also served as an outside director and Chair of the audit committee of ABNH from 2003 until 2005. Mr. Bonney has also held executive roles with technology companies, including president, Chief Operating Officer and a director of Axsys Technologies, Inc., a manufacturer of components and subsystems for aerospace, defense, data storage, medical and other high technology applications from 1999 to 2002 and Chief Financial Officer of Zygo Corporation, a manufacturer of metrology measurement and control systems and optical components for semiconductor, data storage and industrial markets from 1993 to 1999. He received a Master’s degree from the University of Hartford and a Bachelor’s degree from Central Connecticut State University.

Our Board selected Mr. Bonney to serve as a director because of his experience as a Chief Executive Officer, Chief Operating Officer and a Chief Financial Officer of several middle market publicly-traded companies. This experience and his experience as a director of seven publicly traded technology companies allow Mr. Bonney to contribute to the Board’s deliberations across a broad array of issues as well as providing the Board with meaningful experience in discharging its oversight of corporate governance, operations and financial performance.

Marcy Campbell was elected to our Board in March 2020. Ms. Campbell is currently Vice President – Global Professional Services, Digital & In-Store Commerce, SME Sales for PayPal. Prior to this role, she held roles as Vice President and General Manager North America, Vice President Worldwide Sales & Accounts for Braintree (a PayPal Division) and Vice President North American Sales and Accounts for Braintree. Ms. Campbell has led high-performance sales, business development, and marketing organizations for large and small enterprises including Qubole, Engine Yard, Netscape, and IBM. Ms. Campbell holds a Bachelors of Arts in History and Communications from the University of Hartford, where she was summa cum laude, and a National Regent Scholar.

Our Board selected Ms. Campbell to serve as a director because of her experience at technology companies experiencing rapid growth, which contributes to the Board’s growth strategy and customer success organization. She brings over 25 years of experience in building and managing sales, marketing, business development and service operations in global information technology businesses.

Taher A. Elgamal was elected to our Board in July 2011. Dr. Elgamal currently serves as Chief Technology Officer Security at Salesforce.com, Inc., a provider of enterprise cloud computing solutions. He is also co-founder and Chair of IdentityMind, Inc. and serves as a director of Intelligent Fiber Optic Systems Corporation and Vindicia, Inc. Dr. Elgamal has also held executive roles at technology and security companies, including as Chief Executive Officer of First Information Security (data security) from 2012 to 2013, Chief Security Officer of Axway, Inc. (data security) from 2008 to 2011, Chief Technology Officer of Tumbleweed Communications (email encryption) from 2006 to 2008, Chief Technology Officer of Securify, Inc. from 2001 to 2004, Chief Executive Officer and President of Securify, Inc. from 1998 to 2001 and chief scientist of Netscape Communications from 1995 to 1998. Dr. Elgamal is a recipient of the RSA Conference 2009 Lifetime Achievement Award, and he is recognized as the “father of SSL,” the Internet security standard Secure Sockets Layer. Dr. Elgamal was issued several patents in online security, payments and data compression. He received a Bachelor’s degree in electrical engineering from Cairo University, a Master’s degree in electrical engineering from Stanford University and a doctorate in electrical engineering from Stanford University.

Our Board selected Dr. Elgamal to serve as a director because of his expertise in cybersecurity and encryption technologies. In addition, his experience working with data security firms contributes to the Board’s oversight of the Company’s cybersecurity risks as well as its marketing strategy. His experience as an executive and director at public and private information technology companies adds to the Board’s understanding of many matters facing the Company, including personnel management, business operations and corporate governance.

James H. Greene, Jr. joined our Board in February 2019. Mr. Greene is a Founding Partner of True Wind Capital Management, L.P. (“True Wind”), a private equity fund manager focused on the technology industry, where he serves on the Investment Committee and is responsible for all aspects of managing the firm. Prior to founding True Wind in 2015, Mr. Greene was with Kohlberg Kravis Roberts & Co. (“KKR”), a global investment manager, which he joined in 1986. At KKR, Mr. Greene founded the Global Technology Group in 2004 and led the Group until 2010. Mr. Greene headed the Industrial Group at KKR until 2013. Mr. Greene became a Partner at KKR in 1993, a Member in 1996, and an Advisory Partner in 2013. Prior to joining KKR, Mr. Greene had 14 years of banking experience as a Vice President at Bankers Trust Company. Mr. Greene currently serves as Chair of Pegasus TransTech (“Transflo”), and is a director of Western New York Energy LLC and of Sysnet Global Solutions. Mr. Greene also serves as Chair of TWC Tech Holdings II Corp; Chair of Nebula Caravel Acquisition Corp.; Chief Executive Officer, Chair and a director of Bilander Acquisition Corp., Brigantine Acquisition Corp., Galliot Acquisition Corp., and Mistico Acquisition Corp. He is an Emeritus Trustee of the University of Pennsylvania, a member of the Executive Committee and Board of Penn Medicine, which includes the Perelman School of Medicine and the University of Pennsylvania Health System. Mr. Greene received a Bachelor’s degree in Economics from the University of Pennsylvania.

Our Board selected Mr. Greene to serve as a director in connection with the $100 million private placement that we consummated with True Wind in February 2019 and pursuant to the Investment Agreement (the “Investment Agreement”) between us and True Wind, dated January 14, 2019, which we entered into with respect to that transaction. Mr. Greene’s experience as a private equity investor in the information technology industry brings to the Board valuable experience and perspective on a variety of matters facing the Company, including financial and capital markets, operations, business development, personnel management and executive compensation.

Robert C. Hausmann was elected to our Board in November 2005, was elected Lead Independent Director in December 2012 and non-executive Chair of the Board in December 2014. In September 2016, Mr. Hausmann became an Operating Partner with Thoma Bravo, a private equity investment firm. During varying periods from 2016 to the present time, Mr. Hausmann has served the following Thoma Bravo-affiliated companies (all of which are privately held) in the following capacities: Veriforce formerly known as PEC Safety (chair of board, chair of compensation committee and member of audit committee); Nixtex Global, Ltd. (member of board, audit and compensation committees); Motus, LLC (member of board and audit committee); Riskonnect, Inc. (member of board and audit committee); and T2 Systems, Inc. (member of board and audit committee). Mr. Hausmann was co-founder, a director and Chief Financial Officer of TetraSun, Inc., a solar cell R&D and Manufacturing company that was sold to First Solar, Inc. in 2013. Prior to co-founding TetraSun, Mr. Hausmann was a consultant to public and private companies with respect to operational and financial management matters, including Sarbanes-Oxley and systems and process re-engineering. He also served as Vice President and Chief Financial Officer of Securify, Inc. (computer security monitoring) from September 2002 through June 2005. From September 1999 through September 2002, Mr. Hausmann served as Vice President and Chief Financial Officer of Resonate, Inc. (network traffic management) and managed that company’s initial public offering. Prior to these positions, he served as Operations Partner and Chief Financial Officer of Mohr, Davidow Ventures, a Silicon Valley-based venture capital partnership; and as the Chief Financial Officer of Red Brick Systems, Inc., where Mr. Hausmann managed the company’s initial public offering. Mr. Hausmann earned a Master of Business Administration degree from Santa Clara University and a Bachelors of Arts degree in Finance and Accounting from Bethel University.

Our Board selected Mr. Hausmann to serve as a director because of his experience as Operating Partner of a technology oriented private equity investment firm, Chief Financial Officer of two publicly-traded companies and two private companies and as Chief Financial Officer of a Silicon Valley venture capital firm, all of which contributes to the Board’s resources in overseeing the Company’s financial and accounting matters, including public company reporting and disclosure. His consulting work at public and private companies, principally in the information technology industry, brings to the Board valuable experience and perspective on a variety of matters facing the Company, including financial markets, operations, corporate governance, compliance and systems and process re-engineering.

Maribess L. Miller was elected to our Board in April 2010. Ms. Miller was a member of the public accounting firm PricewaterhouseCoopers LLP from 1975 until 2009, including serving as the North Texas Market Managing Partner from 2001 until 2009; as Southwest Region Consumer, Industrial Products and Services Leader from 1998 until 2001; and as Managing Partner of that firm’s U.S. Healthcare Audit Practice from 1995 to 1998. Since July 2014, Ms. Miller has served as a member of the board of directors for Triumph Bancorp, Inc. (NASDAQ: TBK) and is currently chair of the Nominating and Corporate Governance committee and member of the audit committee. Ms. Miller serves on the board of D.R. Horton where she chairs the nominating governance committee and sits on the compensation and audit committees. Ms. Miller is also a member of the board of directors and chair of the audit committee for Midmark Corporation, a privately-held medical supply company. She served on the Texas State Board of Public Accountancy from 2009 until 2015, is past Board Chair for the Texas Health Institute and the North Texas Chapter of the National Association of Corporate Directors. She also served on the board of the TCU Neeley School of Business. She graduated cum laude with a Bachelor’s degree in Accounting from Texas Christian University. Ms. Miller is a retired Certified Public Accountant.

Our Board selected Ms. Miller to serve as a director because of her extensive experience in auditing and consulting with companies in various fields, including healthcare and technology companies, which allows her to contribute valuable perspective and insights about the Company’s operations. In addition, Ms. Miller has special expertise in public company accounting and financial reporting. She brings to our Board and the Audit Committee invaluable technical understanding of public company accounting and internal control over financial reporting.

Brandon Van Buren joined our Board in February 2019. Mr. Van Buren is a Partner at True Wind Capital, a private equity fund manager focused on the technology industry, which he joined in 2017 and where he serves on the Investment Committee. From 2014 to 2017, Mr. Van Buren was a Principal at Google Capital, the private investment arm of Alphabet Inc., where he led growth equity investments within the technology, media, and telecommunications sectors. Prior to joining Google Capital, Mr. Van Buren was with KKR, a global investment manager, from 2010 to 2012 where he executed leveraged buyout transactions within the technology space. Mr. Van Buren currently serves as a director of Open Lending (NASDAQ: LPRO), a lending enablement platform for the automotive finance market, since 2020, as a director of TWC Tech Holdings II Corp. (NASDAQ: TWCT), a special purpose acquisition company, since November 2020, as a director of Nebula Caravel Acquisition Corp. (NASDAQ: NEBC), a special purpose acquisition company, since December 2020, as a director of Bilander Acquisition Corp. (NASDAQ: TWCB) since February 2021, as a director of Galliot Acquisition Corp. (NASDAQ: TWCG) since February 2021, as a director of Mistico Acquisition Corp. (NASDAQ: TWCM) since March 2021, and as a director of Brigantine Acquisition Corp. (NASDAQ: BRIG) since March 2021. Mr. Van Buren holds a B.S. in Business Administration with concentrations in Finance and Accounting from California Polytechnic State University, San Luis Obispo and an M.B.A. from Harvard Business School, where he was a Baker Scholar.

Our Board selected Mr. Van Buren to serve as a director in connection with the $100 million private placement that we consummated with True Wind in February 2019 and pursuant to the Investment Agreement entered into with respect to that transaction. Mr. Van Buren’s experience as a private equity investor in the information technology industry brings to the Board valuable experience and perspective on a variety of matters facing the Company, including financial and capital markets, operations, business development, finance and mergers and acquisitions.

David J. Wagner was elected to our Board in January 2016. He joined our Company in January 2016 as President and CEO. Prior to joining the Company, Mr. Wagner held leadership roles at Entrust for 20 years. From 2013 through 2015, Mr. Wagner served as President of Entrust, where he led the successful integration of Entrust after its acquisition by Datacard. Mr. Wagner delivered revenue growth and led the re-investment strategy to move Entrust solutions to the cloud. He also served as Chief Financial Officer of Entrust from 2003 to 2013. Before joining Entrust, Mr. Wagner held various finance and accounting positions at Nortel Networks from 1991 through 1995 and at Raytheon Systems from 1986 to 1991. Mr. Wagner is a graduate of The Pennsylvania State University where he received an undergraduate degree in accounting and a Master of Business Administration.

Our Board selected Mr. Wagner to serve as a director because, as the Company’s CEO, his direct, day-to-day knowledge of and interaction with all aspects of our business, including shareholders, employees and customers, is unique among the directors and provides our Board with important insights into our Company’s business. In addition, he brings his sales, marketing and strategy development and implementation experience gained through his executive experience in the global security industry.

Executive Officers

The following table indicates the names of our current Executive Officers and their ages and positions. Officers serve at the discretion of our Board.

Name	Age	Position
David J. Wagner	56	Chief Executive Officer and President
Ryan L. Allphin	48	Chief Product Officer
John P. Di Leo	59	Chief Revenue Officer
David E. Rockvam	52	Chief Financial Officer
Noah F. Webster	48	Chief Legal & Compliance Officer and Corporate Secretary

For biographical information regarding David J. Wagner, please see “— Directors” above.

Ryan L. Allphin joined Zix in November 2020 and serves as Chief Product Officer where he leads all Product and Technology. Mr. Allphin brings over 25 years of experience in building and delivering traditional and cloud-based, enterprise-grade networking, cybersecurity and data intelligence technology solutions. Prior to his role at Zix, Mr. Allphin served in several leadership roles including 14 years in cybersecurity working at McAfee. While at McAfee, he led the Security Management business unit as SVP & GM where he expanded the business through organic and inorganic innovation and double-digit growth. Mr. Allphin has a wide range of experience in product and business strategy, customer engagement and technology innovation. He is a graduate of Utah Valley University where he received a computer science degree.

John P. Di Leo joined Zix in December 2019 and serves as Chief Revenue Officer. Before joining Zix, Mr. Di Leo held the role of president at Broad Pointe Consulting from 2016 to 2019. Previously he was SVP/Chief Revenue Officer for Entrust Datacard for nearly 7 years, and held executive management positions spanning a 25 year career at NCR Corporation including Region Vice President/GM – North American and VP Global Services Sales, Marketing and Product Management. He has a Master of Science in Business from The Johns Hopkins University – Carey Business School.

David E. Rockvam has served as our Chief Financial Officer (“CFO”) since June 27, 2016. Mr. Rockvam brings a wealth of experience in the data security market and more than 20 years of experience in investor relations, financial planning, and business and corporate development. Prior to his role at Zix, he served in several executive roles during 18 years with Entrust, including Chief Investor Relations Officer and Chief Financial Officer of Asia Digital Media, an Entrust joint venture. He also held executive roles at Entrust such as General Manager of Entrust Certificate Services, Chief Marketing Officer, and Senior Vice President of Product Marketing. Mr. Rockvam began his career at Nortel Networks, where he served in various financial leadership positions. He earned a Master of Business Administration from The University of Texas at Dallas and an undergraduate degree from Texas Tech University.

Noah F. Webster has served as our Chief Legal & Compliance Officer since October 2020, formerly Vice President and General Counsel since June 2018. Mr. Webster has over 17 years of legal experience in negotiating agreements, security, compliance and intellectual property. Prior to joining Zix, Mr. Webster worked for eight years at BlackBerry, serving most recently as General Counsel, Mobility Solutions, and holding other legal roles involving privacy and anticorruption legal compliance, M&A, and patent litigation. Before BlackBerry, Mr. Webster worked for Kirkland & Ellis in Chicago, where he represented and advised clients in patent litigations, trademark infringement and general intellectual property matters. Mr. Webster earned his Juris Doctorate degree from the University of Illinois College of Law and clerked with the U.S. District Court for the Eastern District of Michigan and the High Court of American Samoa. He began his career serving as a U.S. Army Engineer Officer. He is a graduate of the U.S. Military Academy, where he earned an undergraduate degree in mechanical engineering. Mr. Webster is a member of the bar for the states of Texas and Illinois. He also holds certification as a Leading Professional in Ethics & Compliance and is registered to practice before the United States Patent and Trademark Office.

SECURITY OWNERSHIP OF DIRECTORS, MANAGEMENT AND CERTAIN

BENEFICIAL OWNERS

The following table sets forth as of March 12, 2021 (unless otherwise indicated) the shares of our common stock that were beneficially owned by each director, by each named executive officer for 2020, by all of our directors and executive officers (including both named executive officers and other executive officers) as a group, and by all persons known by us to beneficially own more than 5% of our outstanding common stock. We do have equity ownership guidelines for our directors and executive officers as described in the section of this Proxy Statement titled “Equity Ownership Guidelines.”

	Amount and Nature of Beneficial Ownership(1)
Beneficial Owner(2)	Total Beneficial Ownership		Percent of Class(3)
Ryan L. Allphin(4)	269,950		*
Mark J. Bonney(5)	150,030		*
Marcy Campbell(6)	48,182		*
John P. Di Leo(7)	312,456		*
Taher A. Elgamal(8)	109,544		*
James H. Greene, Jr.(9)	19,617,406	(20)(21)	32%
Robert C. Hausmann(10)	120,555		*
Maribess L. Miller(11)	107,451		*
Brandon Van Buren(12)	0		—
David J. Wagner(13)	1,323,871		2.3%
David E. Rockvam(14)	688,229		1.2
David J. Robertson(15)	533,289		*
Noah F. Webster(16)	254,423		*
BlackRock Inc.(17)	4,328,599		7.6%
Legal & General Investment Management Limited(18)	3,880,303		6.8%
The Vanguard Group(19)	3,135,951		5.5%
Zephyr Holdco, LLC(20)	19,617,406	(21)	32%

All directors and executive officers as a group (13 persons)	23,535,386		41.5%

*	Denotes ownership of less than 1%.
(1)

Reported in accordance with the beneficial ownership rules of the SEC. Unless otherwise noted, each shareholder listed in the table has both sole voting and sole investment power over the common stock shown as beneficially owned, subject to community property laws where applicable.

(2)	Unless otherwise noted, the address for each beneficial owner is c/o Zix Corporation, 2711 North Haskell Avenue, Suite 2300, LB 36, Dallas, Texas 75204-2960.
(3)

Percentages are based on the total number of shares of our common stock outstanding at March 12, 2021, which was 56,958,514 shares. Shares of our common stock that were not outstanding, but could be acquired upon exercise of an option or other convertible security within 60 days of March 12, 2021 are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by a particular person (subject, in the case of Mr. Greene and Zephyr Holdco, LLC). However, those shares are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(4)	Includes shares of restricted stock held by Mr. Allphin.
(5)

Includes purchased shares, shares of restricted stock and deferred stock units held by Mr. Bonney and 78,894 shares that Mr. Bonney has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of March 12, 2021.

(6)	Includes shares of restricted stock held by Ms. Campbell.
(7)

Includes shares of restricted stock held by Mr. Di Leo and 25,000 shares that Mr. Di Leo has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of March 12, 2021.

(8)

Includes shares of restricted stock held by Dr. Elgamal and 27,708 shares that Dr. Elgamal has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of March 12, 2021.

(9)	Represents indirect beneficial ownership of the shares held by Zephyr Holdco, LLC. See footnotes 20 and 21.
(10)	Includes purchased shares, shares of restricted stock and deferred stock units held by Mr. Hausmann.
(11)

Includes purchased shares, shares of restricted stock and deferred stock units held by Ms. Miller and 15,408 shares that Ms. Miller has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of March 12, 2021.

(12)	Mr. Van Buren does not beneficially own any shares. Mr. Van Buren’s address is c/o True Wind Capital, Four Embarcadero Center, Suite 2350, San Francisco, California 94111.
(13)

Includes purchased shares and shares of restricted stock held by Mr. Wagner and 200,000 shares that Mr. Wagner has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of March 12, 2021.

(14)

Includes shares of restricted stock held by Mr. Rockvam and 100,000 shares that Mr. Rockvam has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of March 12, 2021.

(15)

Includes purchased shares and shares of restricted stock held by Mr. Robertson and 140,000 shares that Mr. Robertson has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of March 12, 2021.

(16)	Includes shares of restricted stock held by Mr. Webster.
(17)

Based solely on our review of the Schedule 13G filed with the SEC on February 1, 2021, BlackRock, Inc., 55 East 52nd Street, New York, New York 10055, has sole voting power with respect to 4,145,087 shares and sole dispositive power with respect to 4,328,599 shares.

(18)

Based solely on our review of the Schedule 13G filed with the SEC on February 11, 2021, Legal & General Investment Management Limited., One Coleman Street, London EC2R 5AA, as a member of a group along with Go ETF Solutions LLP and Go UCITS ETF Solutions PLC, has shared voting power with respect to 3,880,303 shares.

(19)

Based solely on our review of the Schedule 13G filed with the SEC on February 10, 2021, The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355, has shared voting power with respect to 110,158 shares, sole dispositive power with respect to 3,008,841 shares and shared dispositive power with respect to 127,110 shares.

(20)

Based on our review of the Schedule 13D filed with the SEC on March 17, 2021, Zephyr Holdco, LLC, Four Embarcadero Center, Suite 2350, San Francisco, California 94111, has shared voting and dispositive power with respect to 19,617,406 shares of common stock into which 100,206 shares of Series A Preferred Stock are convertible (see footnote 21 below). The manager of Zephyr Holdco, LLC is True Wind Capital, L.P. The general partner of True Wind Capital, L.P. is True Wind Capital GP, LLC. Mr. James H. Greene, Jr. and Mr. Adam H. Clammer are the managing members of True Wind Capital GP, LLC.

(21)

Represents shares of common stock issuable upon conversion of 100,206 shares of Series A Preferred Stock, which initially had a Stated Value of $1,000 per share, which accretes at a fixed rate of 8.0% per annum, compounded quarterly (the “Accreted Value”). Each share of Series A Preferred Stock is convertible into (i) shares of common stock equal to the product of (A) the Accreted Value with respect to such share on the applicable conversion date multiplied by (B) the Conversion Rate as of the applicable conversion date divided by (C) 1,000 plus (ii) cash in lieu of fractional shares. The current Conversion Rate is equal to 166.11, subject to adjustment from time to time upon the occurrence of certain customary events. Zephyr Holdco, LLC holds all of the outstanding Series A Preferred Stock.

Corporate Governance

Board of Directors

Our business is managed under the direction of our Board. As of March 12, 2021, our Board consists of eight members.

The names of our current Board members, their professional experience and attributes are described in this Proxy Statement and in our 2020 Annual Report on Form 10-K.

Corporate Governance

Our principal corporate governance documents are available on our website at www.zix.com/corporate-governance. We are in compliance with applicable corporate governance requirements, including those of the Sarbanes-Oxley Act of 2002, the Dodd–Frank Wall Street Reform and Consumer Protection Act, and the NASDAQ Listing Rules. We will continue to monitor our policies and procedures to ensure compliance with developing standards in the corporate governance area. Our Board has also designated our Corporate Secretary as the Company’s Chief Governance Officer and looks to this officer to keep the Board informed of both developing and current corporate governance matters.

Director Independence

Our Board has determined that all of our current Board members other than David J. Wagner are “independent” as defined in the NASDAQ Listing Rules. The NASDAQ independence definition includes a series of objective tests, that the subject director is not an employee of the Company and has not engaged in various types of business dealings with the Company. In addition, as further required by the NASDAQ Listing Rules, our Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board is cognizant of the fact that two of our independent directors, Messrs. Van Buren and Greene, serve on our Board pursuant to, and in accordance with, the Investment Agreement we entered into in connection with the private placement we consummated with True Wind in February 2019, as described elsewhere in this proxy statement. In the event that any member of our Board perceives that an actual or potential conflict of interest could exist with either of these directors involving a matter that comes before our Board, we expect that appropriate measures (including, by way of example, recusal from Board participation) would be implemented.

Board Leadership Structure

The Board believes that the independent oversight of management is an important function of an effective board of directors. The independent members of our Board have determined that the most effective Board leadership structure for our Company at the present time is to have separate individuals in the roles of Chair of the Board and CEO. Accordingly, Mr. Hausmann currently serves as non-executive Chair of the Board and Mr. Wagner currently serves as CEO. Our Board believes this structure has strong investor support and demonstrates the Company’s commitment to sound corporate governance. The Board retains the authority to modify this structure. The Board elected Mr. Hausmann as non-executive Chair of the Board in December 2014. Among other roles, the non-executive Chair advises the CEO about his relationship and communication with the Board, acts as the principal liaison between the independent members of the Board and the CEO, sets the agendas (in consultation with the CEO) and serves as the chair at meetings of the Board and private sessions of the independent Board members and coordinates the work of the Board’s committees. The Board believes this governance structure allows the CEO to focus his time and energy on operating and managing the Company, leverages the experience and perspectives of the Chair and promotes balance between the independent Directors’ oversight of our Company and the CEO’s management of the business on a day-to-day basis.

Risk Oversight by the Board

Our management is responsible for assessing and managing the various risks our Company faces. Our Board is responsible for overseeing management in this effort. For example, the Board as a whole oversees management’s plans and strategies for dealing with strategic business risks and cybersecurity risks. In exercising its oversight responsibilities, our Board allocates some areas of focus to its standing committees. Specifically, our Audit Committee has oversight responsibility for financial and compliance risks, such as accounting, finance, internal controls, tax, legal and other compliance matters, in addition to overseeing compliance with our Code of Conduct and Code of Ethics. Our Nominating and Corporate Governance Committee oversees succession planning and compliance with our environmental, social and corporate governance principles. Our Compensation Committee is responsible for overseeing and monitoring our executive compensation programs and monitoring and assessing the interplay between those programs and risks in our business.

Throughout the year, our CEO, CFO and Chief Legal Officer and other officers review and discuss various risks with the Board and its committees. Our Board has also designated our Chief Legal Officer as the Company’s Chief Compliance Officer and looks to this officer to keep the Board apprised of material developments with respect to the compliance-related risks that the Company faces, as well as the Company’s efforts to manage those risks.

Political Activities and Contributions

The Company provides to policymakers, directly and by participating in business and industry associations, information and opinions on matters related to its business. The Company’s activity in this respect is principally to offer comments on legislative or regulatory initiatives dealing with privacy or cyber security. The Company has no intention to directly use shareholder funds for advocacy in elections for any public office or to contribute shareholder funds to any third party for that purpose.

Attendance at Board Meetings and Annual Meeting

Our Board meets during the year to monitor and assess our performance, review significant developments, review and discuss our long-term business strategies and act on matters requiring Board approval. Our Board met on 11 occasions during 2020. Each of the directors, attended at least 75% of the aggregate of all meetings of our Board and its committees held in 2020 during periods in which that director served on the Board and those committees. Directors typically attend our Annual Meeting of Shareholders. All of our directors attended our 2020 Annual Meeting of Shareholders.

Committees of the Board of Directors

Our Board has three standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. These committees devote attention to specific subjects and to assist our Board in discharging its business and risk oversight and governance responsibilities. Each committee’s charter, in addition to our Corporate Governance Guidelines, is available on our website at www.zix.com/corporate-governance.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is currently comprised of Taher A. Elgamal (chair), , Marcy Campbell, Robert C. Hausmann and Brandon Van Buren. Our Board has determined that each member of the Nominating and Corporate Governance Committee qualifies as “independent” in accordance with the NASDAQ Listing Rules. Under its charter, which is available on our website at www.zix.com/corporate-governance, the committee’s principal responsibilities include: establishing the criteria for nominating new directors; identifying suitable individuals under those criteria who are qualified to serve as directors; recommending to the Board qualified nominees for election as directors; and developing and recommending to the Board environmental, social and corporate governance principles or practices that the committee believes should be adopted or implemented by the Company, the Board or its committees. The Nominating and Corporate Governance Committee met on six occasions during 2020.

Shareholder Nomination of Director Candidates

Our Board and Nominating and Corporate Governance Committee will consider director nominations suggested by shareholders in accordance with the Company’s bylaws and the Director Nomination and Election Policies that have been adopted by our Board and are available on our website at www.zix.com/corporate-governance.

A shareholder desiring to nominate a person for election to our Board must send a written notice to our principal executive offices at Zix Corporation, Attention: Corporate Secretary, 2711 North Haskell Avenue, Suite 2300, LB 36, Dallas, Texas 75204-2960. Shareholder nominations for the 2022 Annual Meeting must be received no earlier than February 9, 2022, and not later than March 11, 2022. The written notice must contain the information required by Section 1.12 of our bylaws, including all information required to be disclosed in solicitations of proxies for election of directors and as otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934. The final selection of director nominees is within the sole discretion of our Board.

Diversity of Directors

Our Board and Nominating and Corporate Governance Committee believe that the Board should include directors with diversity of education, experience, skills, qualities, backgrounds and other attributes. The Board does not follow any ratio or formula to determine the appropriate mix of directors, but instead uses its judgment to identify nominees whose education, experience, skills, qualities, backgrounds and other attributes, taken as a whole, will contribute to the diversity of the Board.

Director Qualification Criteria

As described in our Director Nomination and Election Policies, the criteria considered by our Nominating and Corporate Governance Committee and Board in evaluating director candidates include the following characteristics:

•	Integrity

•	The candidate’s ability to objectively analyze complex business problems and develop creative solutions.

•	The candidate’s business and financial sophistication.

•

The candidate’s availability and ability to participate in Board activities and fulfill the responsibilities of a director, including attendance at, and active participation in, meetings of the Board and its committees.

•	The candidate’s ability to work well with the other directors and senior management of the Company.

•	The candidate’s ability to meet the independence criteria that have been adopted by the Board.

•	Such other objective or subjective criteria as the Nominating and Corporate Governance Committee or the Board may deem appropriate from time to time.

Candidates who will serve on our Audit Committee must have the following additional characteristics:

•	The candidate must meet additional independence requirements in accordance with applicable rules and regulations.

•	The candidate must have the ability to read and understand fundamental financial statements, including a company’s balance sheet, statement of operations and statement of cash flows.

•	At least one member of the Audit Committee must meet the requirements of an “audit committee financial expert” under SEC rules and regulations.

Other factors considered in candidates may include, but are not limited to, the following:

•	The extent to which the candidate possesses pertinent technological, political, business, financial or social/cultural expertise and experience.

•	The extent of the candidate’s commitment to increasing shareholder value.

•	The candidate’s achievement in education, career and community.

•	The candidate’s past or current service on boards of directors of public or private companies, charitable organizations and community organizations.

•	The extent of the candidate’s familiarity with issues affecting the Company’s business and industry.

•	The candidate’s expected contribution to the Board’s desired balance and diversity.

The Nominating and Corporate Governance Committee will evaluate a nominated candidate and, after consideration of the director qualification criteria set forth in our Director Nomination and Election Policies (as summarized above), will determine whether or not to proceed with the candidate. These procedures have not been materially modified since the disclosure of our Director Nomination and Election Policies in the proxy statement related to our 2014 Annual Meeting of Shareholders. These procedures do not create a contract between our Company, on the one hand, and a Company shareholder(s) or a candidate recommended by a shareholder(s), on the other hand. We reserve the right to change these procedures at any time, consistent with the requirements of applicable law, rules and regulations, and the discretion of our Board. There are no material differences in the procedures for evaluating new director nominees based on whether they are recommended by a security holder or by our Board.

Director Election Procedures

Our Director Nomination and Election Policies include a so-called “plurality plus” requirement with respect to the election of our directors. Accordingly, each director nominee in an uncontested election tenders his or her conditional resignation to the Corporate Secretary before the election. If a director nominee receives a Majority WITHHELD Vote in the election, that director’s resignation offer becomes effective automatically. The Nominating and Corporate Governance Committee then recommends to the Board whether to accept the offered resignation. Within 90 days after the certification of voting results in the election, the Board will decide whether or not to accept the offered resignation. In general, any director nominee who receives a Majority WITHHELD Vote will not participate in the Nominating and Corporate Governance Committee recommendation or the Board decision regarding an offered resignation. If all members of the Nominating and Corporate Governance Committee received a Majority WITHHELD Vote, then the independent directors who did not receive a Majority WITHHELD Vote will appoint a committee among themselves to consider and make a recommendation to the Board with respect to the offered resignations. If three or fewer directors receive a majority of FOR votes cast out of all votes cast in the election, then all directors (including those who received a Majority WITHHELD Vote) may participate in the Board’s decision whether to accept or not to accept the offered resignations. The Company will promptly disclose the Board’s decision in a Current Report on Form 8-K, including the reasons a resignation is not accepted.

Audit Committee

Our Audit Committee is comprised of Maribess L. Miller (chair), Mark J. Bonney and Robert C. Hausmann. Our Board determined that all three members of the Audit Committee satisfy the independence and other requirements for audit committee membership required by the NASDAQ Listing Rules and the SEC, and that each has sufficient knowledge in reading and understanding our financial statements to serve on the Audit Committee. Our Board also determined that all three members of the Audit Committee qualify as an “audit committee financial expert” under the SEC rules.

Under its charter, which is available on our website at www.zix.com/corporate-governance, our Audit Committee’s principal responsibilities include, among others: assisting the Board with its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the selection and engagement of our independent auditors, assessing and monitoring the qualifications and independence of our independent auditors; overseeing our systems of internal control over financial reporting and disclosure controls and procedures; preparing an audit committee report to be included in our annual proxy statement as required by the SEC; establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; engaging independent counsel and other advisers, as necessary, to carry out its duties; and reporting regularly to the Board as appropriate and performing such other purposes and responsibilities as may be delegated or assigned to the Audit Committee by the Board. The Audit Committee met on nine occasions during 2020.

Compensation Committee

Our Compensation Committee is currently comprised of Mark J. Bonney (chair), Taher A. Elgamal, James H. Greene, Jr. and Maribess L. Miller. Our Board has determined that each member of the Compensation Committee qualifies as “independent” in accordance with the NASDAQ Listing Rules. All of the independent directors on our Board ultimately approve the compensation payable to our executives and directors, but the Board has established the Compensation Committee to assist it in compensation decisions. The then-current Compensation Committee met on nine occasions during 2020.

The Compensation Committee operates under a written charter that is available on our website at www.zix.com/corporate-governance. Under its charter, the Compensation Committee’s primary responsibilities include, among other things, the following:

•	Establish and review the Company’s overall management compensation philosophy and policies;

•	Directly review and approve corporate goals and objectives relevant to the compensation of the CEO and other executive officers, including annual and long-term performance goals and objectives;

•

Evaluate the performance of the CEO and other executive officers in light of those goals and objectives; and determine and approve the compensation of the CEO and other executive officers based on that evaluation, including incentive-based cash compensation and equity-based compensation;

•	Review and authorize any employment, compensation, benefit or severance agreement with any executive officer (and any amendments or modifications thereto);

•	Administer and oversee any equity-based or other compensation plan or program as to which the Board has delegated such responsibility to the Compensation Committee; and

•	Review and make recommendations to the Board with respect to the Company’s director compensation philosophy and policies.

The Compensation Committee’s charter provides that the Compensation Committee, in its sole discretion, has the authority to retain a compensation consultant. Since 2018, Meridian Compensation Partners, LLC (“Meridian”) has been retained directly by the Compensation Committee to provide periodic advice, analysis and consultation to the Compensation Committee. Meridian does not provide any services directly to the Company, its affiliates or to management.

The Compensation Committee has evaluated the independence of its advisors in light of SEC rules and NASDAQ Listing Rules, which require consideration of the following factors:

•	Whether any other services are provided to the Company by the consultant or firm;

•	The fees paid by the Company as a percentage of the consulting firm’s total revenue;

•	The policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest;

•	Any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee;

•	Any company stock owned by the individual consultants involved in the engagement; and

•	Any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement.

The Compensation Committee discussed these considerations and concluded that its engagement of its advisors and the services provided to the Compensation Committee by its advisors did not raise any conflict of interest.

Policies, Procedures, and Practices

Our processes and procedures for the consideration and determination of executive and director compensation are as follows:

•	Our Compensation Committee requests recommendations from the CEO with respect to the elements of compensation for the members of management who are direct reports to the CEO.

•

Our Compensation Committee consults with and meets with the CEO as required to discuss his recommendations, meets in executive session, or discusses among themselves, as appropriate, in order to formulate a recommendation regarding the compensation of our executives to our Board (excluding the CEO).

•	Our Compensation Committee then makes a recommendation to our Board (excluding the CEO).

•

Our Board members (excluding the CEO) consult and meet with the CEO and the members of the Compensation Committee as required to discuss the latter’s recommendation, meet in executive session, or discuss among themselves, as appropriate, to reach a decision.

•	The decision of our Board members (excluding the CEO) is communicated to the CEO.

•	As required by NASDAQ Listing Rules, the CEO does not participate in discussions or decisions regarding his own compensation.

•

For the consideration and determination of director compensation, our Board typically refers the matter to the Compensation Committee in order for it to review the matter and make a recommendation to the entire Board.

•

The Compensation Committee has the authority to create one or more subcommittees of two or more of its members. The Compensation Committee may delegate any of its responsibilities to a subcommittee so long as such delegation is not otherwise inconsistent with law and applicable rules and regulations of the SEC and NASDAQ.

Compensation Committee Interlocks and Insider Participation

During 2020, the Compensation Committee was composed entirely of independent directors. None of the members of the Compensation Committee is or was, during 2020 or previously, an officer or employee of our Company or any of our subsidiaries and none had any relationship requiring disclosure under Item 404 of the SEC’s Regulation S-K. During 2020, none of our executive officers served as a member of a board of directors or compensation committee of any other entity that had one or more executive officers serving as a member of our Board or Compensation Committee.

Communications with Directors

Shareholders interested in communicating with our Board may do so by writing to our executive offices at Zix Corporation, Attention: Corporate Secretary, 2711 North Haskell Avenue, Suite 2300, LB 36, Dallas, Texas 75204-2960. Our Corporate Secretary will review all shareholder communications. Those that appear to contain subject matter reasonably related to matters within the purview of our Board will be forwarded, as appropriate, to the Board, committee or individual Board member.

Code of Ethics

We have a Code of Conduct and Code of Ethics, which applies to all of our employees, officers and directors, including our CEO and senior financial officials. It is available on our website at www.zix.com/corporate-governance. The Code of Conduct and Code of Ethics affirms that we expect all directors, officers and employees to uphold our standards of ethical behavior and compliance with the law and to avoid conflicts of interest between the Company and their personal and professional affairs. It establishes procedures for the confidential reporting of suspected violations of the Code of Conduct and Code of Ethics. It also sets forth procedures to receive, retain, and treat complaints received regarding accounting, internal control, auditing or compliance matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting, internal control, auditing or compliance matters. Our Code of Conduct and Code of Ethics also addresses conflicts between the interests of our directors or officers and our Company or its shareholders. Any waiver of our Code of Conduct and Code of Ethics must be approved by the Board, or a committee of the Board, as applicable, and must be in compliance with applicable law. Any waiver of our Code of Conduct and Code of Ethics will be publicly disclosed by posting information about the waiver on our website at www.zix.com/corporate-governance.

Independent Registered Public Accountants

General

Whitley Penn LLP has been appointed by the Audit Committee as our independent registered public accounting firm for fiscal year 2021. Also, Whitley Penn LLP was selected by the Audit Committee as our independent registered public accounting firm the previous 15 consecutive fiscal years. Whitley Penn’s service in that role in each of those years was ratified by our shareholders.

A representative of Whitley Penn LLP is expected to be present at the 2021 Annual Meeting, and will have the opportunity to make a statement and to respond to appropriate questions.

Fees Paid to Independent Public Accountants

Following is a summary of Whitley Penn’s professional fees billed to us for the years ended December 31, 2019 and December 31, 2020:

	2019		2020
Audit Fees	$403,030	(1)	$418,932	(1)
Audit-Related Fees	$18,589	(2)	$22,000	(2)
Tax Fees	—		—
All Other Fees	$-0-		-0-

Total Fees	$421,619		$440,932

(1)

Audit fees consist of the annual audits of our consolidated financial statements included in our Annual Report on Form 10-K, the quarterly review of our consolidated financial statements included in our Quarterly Reports on Form 10-Q, as well as accounting advisory services related to financial accounting matters, and other services related to filings made with the SEC.

(2)	Audit-related fees consist of required audits of our employee benefit plan.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee is required to pre-approve the audit and non-audit services to be performed by Whitley Penn LLP in order to assure that the provision of services does not impair the auditor’s independence. Annually, Whitley Penn LLP presents to our Audit Committee the services that are expected to be performed by the independent auditor for the succeeding fiscal year. Our Audit Committee reviews and, as it deems appropriate, pre-approves those services. The services and estimated fees are to be presented to our Audit Committee for consideration in the following categories: Audit, Audit-Related, Tax and All Other (each as defined in Schedule 14A under the Securities Exchange Act of 1934). For each service listed in those categories, our Audit Committee receives detailed documentation indicating the specific services to be provided. The term of any pre-approval is 12 months from the date of pre-approval, unless our Audit Committee specifically provides for a different period. Our Audit Committee reviews, on at least an annual basis, the services provided by Whitley Penn LLP and the fees incurred for those services. Our Audit Committee may also revise the list of pre-approved services and related fees from time-to-time, based on subsequent determinations. All of the services provided by Whitley Penn LLP in 2020 were approved in accordance with the Audit Committee’s pre-approval policies, and all of the services expected to be provided by Whitley Penn LLP in 2021 have been pre-approved by our Audit Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee oversees, pursuant to its written charter, which was adopted by the Board, the Company’s internal control over financial reporting. The Audit Committee also has the sole authority and responsibility to select, evaluate, compensate and replace our independent registered public accountants. The Company’s independent registered public accounting firm is responsible for auditing the Company’s financial statements. The activities of the Audit Committee are in no way designed to supersede or alter the responsibilities of the independent registered public accounting firm.

Management has the primary responsibility for our financial statements and our reporting processes, including our systems of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management for inclusion in our 2020 Annual Report on Form 10-K, the audited consolidated financial statements of the Company, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee has reviewed and discussed with management and the independent accounting firm, as appropriate, the audited financial statements and management’s report on internal control over financial reporting and the independent accounting firm’s related opinions. The Audit Committee has discussed with the independent registered public accounting firm, Whitley Penn LLP, the required communications specified by auditing standards together with guidelines established by the SEC and the Sarbanes-Oxley Act.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board, regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Whitley Penn LLP the firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for 2019 filed with the SEC.

April 23, 2021	Respectfully submitted by the Audit Committee,

Mark J. Bonney
Robert C. Hausmann
Maribess L. Miller, Chair

This Report will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this Report by reference.

INFORMATION ON THE COMPENSATION OF DIRECTORS

General

A director who is an employee of the Company receives no additional compensation for his or her services as a director. A director who is not an employee (a non-employee director) receives compensation for his or her services as described in the following paragraphs, other than Messrs. Van Buren and Greene as described below. All directors are reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings.

Retainer/Fees

Each non-employee director (other than Messrs. Van Buren and Greene) receives an annual retainer for service as a director. The Compensation Committee recommends to the Board for approval the director pay program. To ensure that the director pay program is competitive with the market and not excessive, the Compensation Committee periodically reviews competitive non-employee director compensation market data provided by the Compensation Committee’s independent consultant, Meridian. The market data uses the same peer group that the Compensation Committee has approved for benchmarking officer pay as discussed later in the Compensation Discussion and Analysis. Pursuant to the Investment Agreement, Messrs. Van Buren and Greene do not receive any cash compensation or equity awards from the Company for their service as directors.

For 2020, the annual retainer was $202,000 (the “Annual Retainer”). Subject to the annual one-time election of the director otherwise, $67,200 of the Annual Retainer is paid in cash (“Cash Portion”) and $134,800 in the form of restricted stock or deferred stock units (“Equity Portion”). Pursuant to such election, non-employee directors (other than Messrs. Van Buren and Greene) may elect to increase the Equity Portion (with a corresponding decrease in the Cash Portion) and, subject to compliance with the Company’s stock ownership guidelines, to increase the Cash Portion (with a corresponding decrease in the Equity Portion). Each such non-employee director also may elect to receive the entirety of the Equity Portion in the form of either restricted stock or deferred stock units pursuant to such election. The restricted stock and deferred stock units vest quarterly over a period of one year (deferred stock units may be subject to further vesting requirements if specified in the applicable grant agreement).

The non-executive Chair of the Board also received an additional annual fee of $24,000, payable in cash, and each non-employee director serving as a chair of one of the standing Board committees received an additional annual fee, also payable in cash, as follows:

•	Audit Committee - $20,000

•	Compensation Committee - $12,000

•	Nominating & Corporate Governance Committee - $7,500

Each non-employee director (other than Messrs. Van Buren and Greene) received an annual fee of $5,000, payable in cash, for service on each standing committee of the Board (committee chairs will not receive this fee).

All of the cash fees described above were paid in four quarterly installments. All of the equity awards described above were granted in the first quarter of 2020.

Non-employee directors do not receive additional compensation for attending board or committee meetings.

Option Awards Upon Initial Election or Appointment

New non-employee directors have, from time to time, received a discretionary grant of options pursuant to our incentive plan following their initial election or appointment to the Board, although, as noted above, Messrs. Van Buren and Greene do not receive equity awards from the Company. As noted above, such grants remain at the discretion of the Board.

2020 Director Compensation Paid

In response to the COVID-19 pandemic, our Board approved a reduction in cash compensation for directors in May of 2020, which reduced the quarterly fees paid to non-employee directors by 10% starting in the second quarter. The compensation included in the table below reflects this reduction. The COVID-19 reduction in fees was eliminated on January 1, 2021 and the quarterly fees paid to non-employee directors returned to their pre-COVID-19 amounts starting on that date. The following table sets forth the cash and non-cash compensation paid to our non-employee directors who served in calendar year 2020:

2020 Director Compensation

Name(1)	Fees Earned or Paid in Cash(2)	Restricted Stock Awards(3)	Deferred Stock Unit Awards(4)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Mark J. Bonney(5)	$86,400	—	$122,000	—	—	—	$208,400
Marcy Campbell	$4,625	$202,000					$206,625
Taher A. Elgamal	$104,063	$102,000	—	—	—	—	$206,063
Robert C. Hausmann	$127,275	—	$102,000	—	—	—	$229,275
Maribess L. Miller	$85,285	—	$134,800	—	—	—	$220,085

(1)	As noted above, neither James H. Greene, Jr. nor Brandon Van Buren receives compensation for his service as director.
(2)	See the discussion above for an explanation of the components of cash compensation paid to our directors in 2020.
(3)

Mr. Elgamal was granted 11,271 shares of restricted stock, as of December 31, 2020. Mr. Elgamal has 2,817 stock awards outstanding and 52,708 option awards outstanding. Ms. Campbell was granted 30,015 shares of restricted stock, as of December 31, 2020 Ms. Campbell has 7,503 stock awards outstanding. Messrs. Bonney and Hausmann and Ms. Miller were not granted any shares of restricted stock. The fair market value of the shares of restricted stock awards computed in accordance with FASB ASC Topic 718 was $9.05 per share on the grant date, except Ms. Campbell was $6.73 per share on the grant date.

(4)

Mr. Bonney was granted 13,481 deferred stock units as of December 31, 2020. Mr. Bonney has 78,894 option awards outstanding and 39,049 deferred units outstanding. Mr. Hausmann was granted 11,271 deferred stock units, as of December 31, 2020 Mr. Hausmann has 32,964 deferred units outstanding. Ms. Miller was granted 14,895 deferred stock units, as of December 31, 2020 Ms. Miller has 15,408 option awards outstanding and 37,779 deferred units outstanding. Ms. Campbell and Mr. Elgamal were not granted any deferred stock units. The fair market value of the deferred stock units awards computed in accordance with FASB ASC Topic 718 was $9.05 per unit on the grant date.

(5)	Fees earned in cash by Mr. Bonney were paid to On Board Advisors, LLC.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Business

The Company is a leading provider of cloud-based cybersecurity, compliance, and productivity solutions. Trusted by the nation’s most influential institutions in healthcare, finance and government, Zix delivers a superior experience and easy-to-use solutions for email encryption and data loss prevention, advanced threat protection and archiving. As a leading provider of cloud-based cybersecurity, compliance, and productivity solutions for businesses of all sizes, we are focused on the protection of business communication, enabling our customers to better secure data and meet compliance needs. We serve organizations in many industries, with particular emphasis on the healthcare (including multiple major hospitals and several Blue Cross Blue Shield plans), financial services (including several major U.S. Banks), and insurance and government (including divisions of the U.S. Treasury and the SEC) sectors.

2020 Financial Performance Highlights

Other Financial Highlights

•	Backlog was $83.4 million at the end of 2020, compared to $89.4 million at the end of 2019.

•	Total billings for 2020 were $219.1 million, compared to $170.2 million for 2019, representing an increase of 28.7%.

•

The annual recurring revenue value of our customer subscriptions as of December 31, 2020, was $237.7 million, compared with $209.7 million for the same period in 2019, representing an increase of $28.0 million.

•	Our deferred revenue at the end of 2020 was $41.5 million, compared with $43.3 million at the end of 2019.

•	We generated cash flows from operations of $31.3 million during fiscal 2020. Our cash and cash equivalents were $21.4 million at the end of 2020, compared with $13.3 million at the end of 2019.

Full Year 2020 Summary of Operations

Financial

•	Revenue for 2020 was $218.5 million compared with $173.4 million in 2019 and $70.5 million in 2018.

•

Gross margin for 2020 was $105.7 million or 48% of revenues compared with $96.5 million or 56% of revenues in 2019 and $55.3 million or 78% of revenues in 2018. Our decrease in gross margin over the past two years is related to lower margin of revenue associated with Microsoft Office365 and hosted exchange products following the acquisition of AppRiver.

•

Net income (loss) for 2020 was $(6.4) million in 2020 compared with $(14.6) million in 2019 and $15.4 million in 2018. The year-over-year improvement in our net loss was primarily due to revenue growth and the completion of prior year acquisition and integration related costs associated with our AppRiver purchase, as well as cost reductions in response to the COVID-19 pandemic. Our 2019 net loss is attributed to significant transaction and integration-related costs incurred to acquire AppRiver and DeliverySlip in 2019, amortization of intangible assets recognized from the same acquisitions as well as higher operating expenses and interest expense. Our 2018 net income includes a $7.8 million tax benefit resulting from a decrease to our deferred tax asset valuation allowance based on our expected future profitability and ability to use net operating losses.

•

Net income (loss) attributable to common shareholders for 2020 was $(15.5) million compared with $(24.6) million in 2019 and $15.4 million in 2018. Our 2020 and 2019 net loss attributable to common shareholders includes deemed and accrued dividends of $9.0 million, and $9.9 million, respectively, to preferred shareholders.

•	Net income (loss) per diluted share was $(0.29) for 2020 compared to $(0.46) for 2019 and $0.29 for 2018.

•	Unrestricted cash was $21.4 million on December 31, 2020.

Non-Binding Advisory Vote on Executive Compensation (“Say-on-Pay”) and Frequency of Say-on-Pay

In 2020, our shareholders approved, on an advisory basis, the compensation of our named executive officers, as discussed and disclosed in our proxy statement for the 2020 Annual Meeting of Shareholders. Advisory votes in favor of the compensation were cast by over 94.07% of the shares of common stock present in person or represented by proxy and entitled to vote at the 2020 Annual Meeting of Shareholders. The Board and our Compensation Committee (also referred to as the “Committee” in this Compensation Discussion and Analysis) took the results of the Say-on-Pay vote into account when evaluating the compensation programs for our named executive officers in 2020. Based in part on the level of support from our shareholders, our Compensation Committee elected not to make material changes to the compensation programs for our named executive officers during 2020, other than as previously disclosed in our proxy statement for the 2020 Annual Meeting of Shareholders, and will continue to provide our shareholders with an annual opportunity to cast an advisory vote on the compensation programs for our named executive officers.

Governance and Evolving Compensation Practices

The Compensation Committee and the Board are mindful of evolving practices in executive compensation and corporate governance. In response, we have adopted certain policies and practices that are in keeping with “best practices” in many areas. For example:

•	A significant portion of compensation is directly tied to the achievement of pre-established performance goals.

•	The Compensation Committee engages an independent compensation consultant.

•	We do not provide excessive executive perquisites or extraordinary relocation benefits to our named executive officers.

•	We do not provide named executive officers tax gross-ups for excise taxes triggered as a result of change-in-control severance.

•

Our incentive plans and our executive termination benefit agreements (“ETBAs”) have “double-trigger” vesting for equity awards in the context of a change in control if the awards are assumed by the acquiring company, whereby participants would receive accelerated vesting only if the change in control is coupled with their termination without cause or voluntary resignation for good reason.

•	Our incentive plans expressly prohibit repricing of options (directly or indirectly) without prior shareholder approval.

•

Our Policy on the Prevention of Insider Trading prohibits various types of transactions involving Company stock or securities, including short sales, options trading, hedging, margin purchases and pledges.

•	Our stock ownership guidelines require our executive officers to align their long-term interests with those of our shareholders.

•	Our executive compensation is subject to recoupment or “clawback” under applicable law and in accordance with the Company’s Incentive Recoupment Policy.

Executive Compensation Overview

A significant portion of the 2020 compensation of our named executive officers is directly linked to our financial results and stock price through our Company’s short- and long-term incentive programs and awards.

For 2020, compensation designed for our executive officers consisted of:

•	Base salary;

•	Short-term cash awards conditioned upon achieving objective performance targets;

•	Long-term equity incentives in the form of time and performance-based restricted stock; and

•	Ability to participate generally in all group health and welfare benefit programs and tax-qualified retirement plans on the same basis as applicable to all of our employees.

As described in more detail below, short-term cash performance awards under our 2020 Variable Compensation Plan (“VCP”) were tied to achieving pre-established target levels under two objective performance measures: annual recurring revenue (“ARR”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). As further discussed below, the Company achieved a portion of the 2020 targets established under the two metrics under the 2020 VCP. Accordingly, the named executive officers received a portion of the target payout with respect to the 2020 VCP.

In response to the negative financial impact of the COVID-19 global pandemic, we implemented a cost saving plan, which included a temporary reduction in director and executive compensation and adjusted our performance-based equity awards and targets for 2020 as further described below.

Long-term incentive awards granted to officers in 2020 were awarded in performance-based restricted stock and in time-based restricted stock. For 2020, the mix for the awards granted was 50% in performance-based restricted stock and 50% in time-based restricted stock for the Chief Executive Officer (also referred to as the “CEO” in this Compensation Discussion and Analysis) and for other named executive officers.

General

The Compensation Committee administers the cash and non-cash compensation programs applicable to our executive officers. The Board generally reviews and ratifies compensation decisions made by the Compensation Committee.

The Compensation Committee makes all decisions about executive officer compensation with input from our Chief Executive Officer about his direct reports. The Compensation Committee considers these compensation recommendations made by the Chief Executive Officer, and often refines those recommendations as part of the process of making its final compensation determinations. Our Chief Executive Officer’s compensation is determined solely by the Compensation Committee, which, consistent with NASDAQ requirements, is comprised exclusively of independent directors, and the Chief Executive Officer does not participate in discussions or decisions surrounding his compensation.

During 2020, our named executive officers (collectively, “named executive officers” or “NEOs”) were:

•	David J. Wagner, Chief Executive Officer & President

•	Ryan L. Allphin, Chief Product Officer

•	John P. Di Leo, Chief Revenue Officer

•	David J. Robertson, Vice President, Engineering

•	David E. Rockvam, Chief Financial Officer

•	Noah F. Webster, Chief Legal & Compliance Officer

The compensation paid in 2020 to our NEOs, as set forth below in the “Summary Compensation Table,” primarily consisted of base salary, time- and performance-based restricted stock, and payout with respect to the 2020 VCP. NEOs also received partial match contributions to the Company-sponsored 401(k) plan (which we offer on a non-discriminatory basis to all 401(k) plan participants) and Company-funded life insurance benefits (which we offer on a non-discriminatory basis to all full-time employees). We have no non-qualified deferred compensation arrangements, defined benefit retirement plans or meaningful NEO perquisites.

Approval Authority for Certain Compensation Related Matters

Compensation decisions affecting the CEO and other NEOs are approved by the Compensation Committee and are separately ratified by the Board, except that the CEO does not participate in any discussions or decisions related to the CEO’s own compensation.

Role of Executive Officers in Compensation Decisions

Our Board, the Compensation Committee and our management each plays a role in our compensation process. The Compensation Committee reviews and approves our executive compensation practices, which the Board then reviews and customarily ratifies. While the CEO does not participate in discussions or decisions about his own compensation, officers, including the CEO, participate in Compensation Committee meetings from time to time and provide recommendations for the Compensation Committee’s consideration as it relates to the pay levels of other executives, incentive plan design and other related topics. Our Board has delegated to our management the authority to make certain compensation related decisions for employees who are not executive officers.

Independent Compensation Consultant

The Committee continued to engage Meridian as its independent compensation consultant for 2020. Meridian provided executive and non-employee director compensation consulting services to the Committee, including advice regarding the design and implementation of compensation programs, market information, regulatory updates and analyses and trends on executive compensation and benefits. Interactions between Meridian and management were generally limited to discussions on behalf of the Committee or as required to compile information at the Committee’s direction. During 2020, Meridian did not provide any other services to the Company or its affiliates. Based on these factors and its own evaluation of Meridian’s independence pursuant to the requirements approved and adopted by the SEC, the Committee has determined that the work performed by Meridian does not raise any conflicts of interest.

Compensation Philosophy and Objectives

Our Board and Compensation Committee believe that an effective executive compensation program is one that, among other things, accomplishes the following goals:

•	Attracts and retains executives (i) with the experience, skills, and knowledge that our Company seeks and requires and (ii) that are committed to achieving our goals;

•	Rewards the achievement of specific, objective performance metrics established by our Compensation Committee; and

•	Motivates management to increase long-term shareholder value.

Our Board and Compensation Committee seek to implement and maintain a compensation plan for our executive officers that is fair, reasonable, and competitive, and that attracts and retains talented and qualified personnel. Our Board believes that equity awards supplement base salary and VCP awards, which are cash based, and motivate the recipient to work to achieve long term value for our shareholders. Our Board also believes that equity awards, VCP awards, and ETBAs are crucial to recruiting (and retaining) the services of qualified and talented personnel.

Risk Considerations

The Board and Compensation Committee reviewed with management the design and operation of our compensation programs for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Company. After conducting its evaluation, the Board concluded that the components and structure of the Company’s compensation programs do not encourage employees to take risks that are reasonably likely to have a material adverse effect on the Company. In particular, our Board believes that the likelihood of inappropriate risk-taking is mitigated in the following ways:

•	We have a robust clawback policy enabling us to recoup previously paid compensation from our executive officers upon the occurrence of certain events.

•	We have instituted caps on the amounts that may be paid to our executive officers under our short- and long-term incentive programs.

•	We have adopted stock ownership guidelines for our directors and executive officers, requiring such individuals to own a significant amount of our stock to align their interests with our shareholders.

•	Compensation decisions affecting the CEO and other NEOs are approved by the Compensation Committee, which is comprised solely of independent directors.

•	The Compensation Committee is responsible for approving incentive plan performance goals.

•	The Compensation Committee has the ability to use discretion to align payouts with performance as appropriate.

Competitive Market Information

The Compensation Committee regularly evaluates the compensation of the Company’s executives, including the named executive officers, to the market compensation levels of similar positions. This market analysis is conducted annually for Chief Executive Officer compensation, and biennially for all other executive officers. In 2019, Meridian provided a competitive market analysis of chief executive officers and for other executive officers using proxy-disclosed compensation from the Company’s peer group, listed below, as well as survey data sourced from Radford’s Global Technology Survey in order to help inform its decision on officer compensation for 2020.

The Compensation Committee approved the following peer group for use in benchmarking CEO compensation after consideration of business models, company revenue and market capitalization of other companies in the Company’s technology industry segment, and input from Meridian:

2020 Peer Group List
Brightcove	New Relic	Secureworks
Carbon Black	Okta	Smartsheet
Carbonite	OneSpan	Tenable
Channel Advisor	PROS	Upland
Everbridge	Qualys	Varonis
Mimecast	Rapid7	Zscaler
MobileIron	SailPoint

The Compensation Committee reviews the peer group each year and may make changes year-to-year, as it deems appropriate, based on the considerations listed above and to address companies that may become unavailable for continued use due to merger, acquisition or other events. For purposes of the Company’s 2021 executive compensation program, the Compensation Committee and Meridian have worked together to implement a new peer group based on the increased size of the Company following the AppRiver acquisition, which will be disclosed in the proxy for the 2021 annual meeting.

Data from the compensation analysis peer group was evaluated with respect to base salary, target and actual total cash (base salary + target bonus and base salary + last paid bonus), long-term incentive values, and target and actual total direct compensation (target total cash + total long-term incentive values and actual total cash + long term incentive values).

Executive Officer Base Salaries and Compensation Comparisons

The base salary of each executive officer relates primarily to the experience, responsibilities and performance of each executive officer, as well as with reference to compensation paid by similar companies for comparable positions from an executive compensation market analysis prepared by Meridian. We believe this approach offers our executives, including our named executive officers, a reasonable base salary as subjectively determined by our Compensation Committee following a recommendation by our CEO. In connection with this process, the Board ratifies NEO base salary determinations made by the Compensation Committee, and the CEO’s base salary is determined and ratified without any input or participation by the CEO.

2020 base salaries for all named executive officers increased from 2019 as set forth below in the “Summary Compensation Table.”

In response to the COVID-19 pandemic, on April 26, 2020 our Board approved a reduction in the base salary for each named executive officer, as described in the table below. The 2020 base salary for each named executive officer was reduced by 10%, except for our CEO, Mr. Wagner, which was reduced by 20%. Starting on January 1, 2021, each named executive officer’s salary was returned to pre-COVID-19 salary reduction levels.

Name	2019 Salary	2020 Salary	Reduced COVID 2020 Salary(1)
David J. Wagner	$400,000	$400,000	$320,000
David J. Robertson	$300,000	$312,000	$280,800
David Rockvam	$300,000	$320,000	$288,000
Noah F. Webster	$270,000	$292,000	$262,800
John P. Di Leo	N/A	$360,000	$324,000
Ryan L. Allphin(2)	N/A	$325,000	N/A

(1)	Mr. Wagner’s salary was reduced by 20% for period noted above. Each of the other named executive officers had their salary reduced by 10%.
(2)	Mr. Allphin’s salary was not impacted by the COVID-19 reductions. He was hired in November 2020 after the reductions were instituted.

Executive Officer Short-Term Incentive Program Variable Compensation

We believe that variable compensation, based on the Company’s achievement of objective performance measures, is an important component of an executive’s overall compensation package and helps to align compensation outcomes with performance outcomes. Furthermore, we believe a variable compensation element motivates the recipient to achieve financial and business objectives established by our Board and enables the recipient to share in the success of our business endeavors.

The Company’s executive officers, other than executives whose primary function is sales, typically are eligible to receive VCP awards approved by our Compensation Committee for each fiscal year. Each eligible executive officer is provided a target variable compensation opportunity, with payment conditioned upon the Company meeting objective performance targets of specific metrics that are established by the Compensation Committee. For 2020, our Compensation Committee established the 2020 VCP with metrics based on two independently-weighted objective performance measures:

•	Revenue (50%)

•	Non-GAAP Adjusted EBITDA (50%). Adjusted EBITDA adds back stock-based compensation and certain litigation and consulting expenses.

The 2020 VCP payout opportunities can range from 50% of target for performance at a threshold goal to 200% of target for performance up to a maximum goal, as shown in the table below. Any percentage level achievement between the minimum and target performance goal for a performance metric, between the target and the upside performance goal, and between the upside performance goal and the maximum performance goal would result in the payment of a portion of the 2020 VCP payment opportunity allocated to that performance metric determined by interpolation on a straight-line basis. Performance below the threshold goal results in no payout for a performance metric.

As indicated in the table below, the Company achieved varying levels of the 2020 performance metrics for a weighted average actual payout of 61% of target.

Variable Compensation for Named Executive Officers

2020 Performance Metrics	Weight	Minimum Goal	Minimum Payout	Target Goal	Target Payout	Upside Goal	Upside Payout	Maximum Goal	Maximum Payout
Revenue	50.0%	95%	50%	100%	100%	105%	150%	110%	200%
Adjusted EBITDA**	50.0%	95%	50%	100%	100%	105%	150%	110%	200%

		2020 Metric Levels*
2020 Performance Metric	Weight	Minimum 50%	Target 100%	Upside 150%	Maximum 200%	2020 Actual Achievement*	2020 Actual % Achievement*	2020 Achievement % Per the Plan
Revenue	50.0%	$215.7	$227.0	$232.0	$237.02	$218.5	96.26%	62.00%
Adjusted EBITDA**	50.0%	$50.4	$53.1	$55.8	$58.41	$50.9	95.86%	59.00%
Total Weighted Payout							96.06%	61%

*	Dollar amounts in millions.
**

For a detailed description of how the Company uses non-GAAP metrics and arrived at Revenue and Adjusted EBITDA for the full year 2020, see our fourth quarter earnings release and Form 8-K, filed with the SEC on February 25, 2021.

The 2020 VCP 100% targets in Revenue and Adjusted EBITDA were based on detailed internal budget forecasts and were calculated by applying the same methodology used to determine the actual Revenue and Adjusted EBITDA reported quarterly in our earnings release with certain accounting adjustments to address, as applicable, an acquisition related haircut to deferred revenue.

The table below sets forth the variable compensation amounts payable to our named executive officers at 100% target achievement under the 2020 VCP and the amounts actually paid based on performance achievement against the goals listed above.

	Year	Amount Payable at 100% Target Achievement	Target% of Base Salary	Weighted Average Payout Percentage	Amount Paid
David J. Wagner	2020	$400,000	100%	61%	$244,000
Ryan L. Allphin	2020	$-0-	-0-	61%	$-0-
John P. Di Leo	2020	$360,000	100%	61%	$219,600
David E. Rockvam	2020	$240,000	75%	61%	$146,400
David J. Robertson	2020	$109,200	35%	61%	$66,612
Noah F. Webster	2020	$102,200	35%	61%	$62,342

Equity-Based Incentive Awards

General

In recent years, we have awarded equity-based long-term incentives as time-based and performance-based restricted stock to our executives.

We have historically offered an equity element to executive compensation for the following reasons:

•	Equity-based awards motivate the award recipient to work to achieve the financial and business metrics that our Board establishes for each grant cycle.

•	It enables the award recipient to share in the success of our Company’s business, as that success is reflected in our stock price.

•	Equity awards align the award recipient’s interest with the shareholders’ interests and promote a long-term focus on shareholder value creation.

•

Facilitating equity ownership through a long-term incentive program helps hold officers accountable in the future for their decision-making today as changes in future share price will impact the value of stock they own even after it has vested.

•	Equity-based awards are crucial to recruiting and retaining the services of qualified and talented personnel (i.e., the award recipient).

•	Equity-based compensation is a competitive and customary form of compensation among the software industry.

•

We have no non-qualified deferred compensation arrangements and no defined benefit pension plans; accordingly, our Board believes that equity-based awards are a significant component of our executive compensation program and means by which our executives anticipate accumulating value for retirement.

Equity awards, to the extent made, are granted to our executive officers based on the following factors:

•	The impact of the individual’s role to our Company;

•	The individual’s experience, skills and/or knowledge in fulfilling that role;

•	The value of grants in employee retention and motivation for future performance;

•	An assessment of peer companies’ equity-based compensation for similarly-situated executives; and

•	An assessment of equity-based compensation among our executive officers.

In 2020, we awarded restricted stock to Messrs. Wagner, Allphin, Di Leo, Robertson, Rockvam, and Webster, 50% of which was time-based and 50% of which was performance-based (the “2020 Equity Grants”). In general, the time-based restricted stock vests ratably and annually over three years (one-third each year) and the performance-based restricted stock vests ratably and annually over three years (one-third each year) subject to achievement of the annual performance conditions. The annual performance conditions for each tranche of the performance-based awards are set each year.

Policies and Practices

The Board generally considers and makes equity-based compensation awards to each of our executive officers on an annual basis. The Board generally grants equity awards in the first quarter of each year, following the public announcement of the Company’s financial performance for the prior calendar year.

2020 Performance-Based Equity Awards

For 2020, our Compensation Committee approved a performance metric of Adjusted Gross Margin for the vesting of the first tranche of the 2020 performance-based restricted stock award, the second tranche of the 2019 performance-based restricted stock award and the third tranche of the 2018 performance-based restricted stock award (“2020 Performance Share Metric”). The 2020 Performance Share Metric included a minimum performance goal, a target performance goal, an upside performance goal and a maximum performance goal. The achievement of the minimum performance goal would result in the vesting of 50% of the portion of the performance-based restricted stock eligible for vesting in 2020, the achievement of the target performance goal would result in the vesting of 100% of the portion of the performance-based restricted stock eligible for vesting in 2020, the achievement of the upside performance goal would result in the vesting of 150% of the portion of the performance-based restricted stock eligible for vesting in 2020, and the achievement of maximum target performance goals would result in a maximum possible vesting of 200% of the portion of the performance-based restricted stock eligible for vesting in 2020. Any percentage level achievement between the minimum performance goal and target performance goal would result in the vesting of a portion of the performance-based restricted stock eligible for vesting in 2020 determined by interpolation on a straight-line basis. Any percentage level achievement between the target performance goal and upside performance goal would result in the vesting of a portion of the performance-based restricted stock eligible for vesting in 2020 determined by interpolation on a straight-line basis. Likewise any percentage level achievement between the upside performance goal and maximum performance goal would result in the vesting of a portion of the performance-based restricted stock eligible for vesting in 2020 determined by interpolation on a straight-line basis. The 2020 performance results do not affect the vesting tranches of the performance-based equity awards that vest after 2020. The performance goals for such other tranches will be established at the beginning of the applicable year.

In December 2020, after evaluating the effects of the COVID-19 pandemic on our business and financial performance, our Compensation Committee adjusted the performance goals for the vesting of our performance-based restricted shares whose vesting was tied to our 2020 financial performance, as shown in the table below. In reaching its decision to make these adjustments, our Compensation Committee considered the following key factors, among others:

•

The fact that the COVID-19 pandemic was a once-in-a-generation, unforeseen natural disaster with far-reaching effects on individuals and businesses around the world, and the fact that our management team and employees adroitly and quickly adapted to the unique challenges the pandemic posed to virtually every aspect of our business.

•

COVID-19 most impacted our small- and medium-sized customers. Following the onset of the pandemic, our pricing model allowed these customers to lower their number of users, and thus their costs, when their employees were not working. This was a real financial benefit to these customers, but it decreased our revenue and EBITDA, particularly during the first few months of the pandemic. We also allowed certain customers and partners to defer payments for 60 to 90 days until they returned to more normalized cash flows in their businesses.

•

Winning new customers and partners, which was critical to achievement of our 2020 plan objectives, was very difficult in 2020 because our salespeople couldn’t travel to see potential new customers and partners. Moreover, many of these individuals were out of their offices on an indefinite basis. It took time for customers and partners to transition to video conference and other remote meeting formats, during which our ability to secure new customers and partners was impaired.

•

While our overall adjustment to a work-from-home environment went well, it cost us sales and support efficiency during the early months of the pandemic. Our employees did a superb job of adapting to the new work-from-home environment, thus eventually turning it into an asset and recovering from the lower productivity we saw early on in the pandemic.

•

We implemented a cost savings plan to reduce our non-GAAP operating expense forecast by approximately $6 million in 2020 compared to our pre-COVID forecast and $9 million on an annualized basis. The goal of our cost reduction program is to maintain our market momentum while also increasing our margin to deal with the potential economic impact of the pandemic on some of our partners and customers. These actions are largely complete and strike a balance between temporary expense reductions on travel, marketing and executive pay, and deferring salary increases and structural changes like early retirements, terminations and data center cost savings.

•

Without the adjustments to the vesting metrics described below, we would have issued 0% of the performance-based restricted shares whose vesting was tied to our 2020 financial performance. This would have had an extremely adverse effect on morale at a time when we had successfully transitioned to working in a pandemic-effected world and were looking forward to a brighter 2021. We ended up at 63% of performance-based share vesting as a consequence of the adjustments approved by the Compensation Committee in December. Although not intentional, this ended up being largely in line with the final results under our short-term incentive compensation plan for 2020. The change in goals effectively provided a meaningful incentive to continue to drive performance in a challenging year.

In addition, our Compensation Committee also made positive design changes to our incentive program by moving from a one-year to two-year performance measurement period for our 2021 performance-based equity awards. This feature is not in direct response to the adjustments described above, but our Compensation Committee felt that it was an appropriate time to move to a two-year performance measurement in order to better align with market standards and shareholder preferences for multi-year measurement.

The table below illustrates the adjustments to the performance metric of Adjusted Gross Margin made by our Compensation Committee in December 2020. Even though the 50% threshold performance metric was reduced (in line with our revised 2020 budget), thereby making this initial vesting level easier to reach, we nonetheless actually increased the 150% upside and 200% maximum performance metrics, thus making these vesting levels harder to reach.

Performance Shares for Named Executive Officers

COVID-19 Adjusted Metrics

2020 Metric Levels Approved for 2020 Performance after COVID-19 Adjustment
	Minimum Value	Target Value	Upside Value	Maximum Value	2020 Actual Value
2020 Performance Metric	Minimum Vesting Percentage	Target Vesting Percentage	Upside Vesting Percentage	Maximum Vesting Percentage	Actual Vesting Percentage
	Metric Relative to Target	Metric Relative to Target	Metric Relative to Target	Metric Relative to Target	Achievement Relative to Target

	$120.5	$133.92	$147.3	$154.00	$124.10
Adjusted Gross Margin	50%	100%	150%	200%	63%
	90%	100%	110%	115%	93%

Initial 2020 Metrics

2020 Metric Levels Approved for 2020 Performance prior to COVID-19 Adjusted Metrics
	Minimum Value	Target Value	Upside Value	Maximum Value	2020 Actual Value
2020 Performance Metric	Minimum Vesting Percentage	Target Vesting Percentage	Upside Vesting Percentage	Maximum Vesting Percentage	Pre-adjustment Vesting Percentage
	Metric Relative to Target	Metric Relative to Target	Metric Relative to Target	Metric Relative to Target	Pre-Adjustment Achievement Relative to Target
	$127.20	$133.90	$140.60	$147.30	$124.10
Adjusted Gross Margin	50%	100%	150%	200%	0%
	95%	100%	105%	110%	93%

*	Dollar amounts in millions

Following the adjustment and applying the metric accordingly, based on a 2020 Adjusted Gross Margin of $124.1 million, the Company met a 93% achievement of the adjusted 2020 Performance Share Metric which resulted in the vesting of 63% of the portion of the performance-based restricted stock eligible for vesting in 2020. Even with the adjustments, the payouts were significantly below the target. Under the original design, the Company would have paid out 0% of the performance-based restricted stock.

The 100% target for the 2020 Performance Share Metric identified in the table above was based on detailed internal budget forecasts and was calculated by applying the same methodology used to determine the actual gross margin reported quarterly in our earnings release with certain accounting adjustments, as applicable.

The table below sets forth the performance-based restricted stock vesting to our named executive officers at 63% target achievement of the 2020 Performance Share Metric, and the shares or units actually vested.

		2018 Grant			2019 Grant			2020 Grant
Name	Year	Vesting at 100% Target Achievement (1)	Percent Actual Achievement	Vesting at 63% Payout	Vesting at 100% Target Achievement(2)	Percent Actual Achievement	Vesting at 63% Payout	Vesting at 100% Target Achievement(3)	Percent Actual Achievement	Vesting at 63% Payout	Total Amount Vested
David J. Wagner	2020	29,629	63%	18,666	37,500	63%	23,625	51,889	63%	32,690	74,981
Ryan L. Allphin	2020	0	63%	0	0	63%	0	0	63%	0	0
John P. Di Leo	2020	0	63%	0	0	63%	0	16,667	63%	10,500	10.500
David E. Rockvam	2020	5,555	63%	3,499	19,167	63%	12,075	25,945	63%	16,345	31,919
David J. Robertson	2020	3,333	63%	2,099	12,500	63%	7,875	14,010	63%	8,826	18,800
Noah F. Webster	2020	0	63%	0	10,000	63%	6,300	14,010	63%	8,826	15,126

(1)	Represents the final one third of the total performance-based restricted stock granted in 2018 by the Company to the executive officer that vested in 2020.
(2)

Represents one-third of the total performance-based restricted stock granted in 2019 by the Company to the executive officer. The remaining portion of the performance-based restricted stock granted in 2019 will be eligible for vesting in 2021 if the Company meets the approved performance goals in 2021.

(3)

Represents one-third of the total performance-based restricted stock granted in 2020 by the Company to the executive officer. The remaining portion of the performance-based restricted stock granted in 2020 will be eligible for vesting in 2021 and 2022 if the Company meets the approved performance goals in 2021 and 2022, respectively.

Impact of Accounting and Tax Treatments of Compensation

The Compensation Committee considers the anticipated accounting and tax treatment to the Company and the participants in its review and establishment of compensation programs and payments, but the tax and accounting treatment of the salary compensation, variable compensation, stock options or stock awards paid or awarded to our executives generally is not a material factor in determining the magnitude of compensation payable to our executives or the relative mix of these elements in their compensation packages.

As a result of tax reform that became effective on January 1, 2018, future grants of performance awards will no longer be eligible to qualify for the “qualified performance-based compensation” exemption from Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Section 162(m) generally limits the deductibility of compensation paid to certain “covered employees” to $1,000,000 per annum. The Tax Cuts and Jobs Act, which became effective on January 1, 2018, amended Section 162(m) to, among other things, (i) expand the number of covered employees to include the chief financial officer (and they remain covered employees for all future years) and (ii) eliminate entirely the exception to Section 162(m)’s deduction limits for certain “qualified performance-based compensation” (subject to the grandfathering of certain preexisting, written arrangements that were in effect as of November 2, 2017). Several classes of our preexisting compensation arrangements, including certain equity grants to our executive officers, were designed to meet the previous requirements for deductibility, though deductibility of compensation was only one factor that the Compensation Committee and Board take into account in setting executive pay.

Although tax deductibility of compensation is advantageous and the Compensation Committee may continue to administer our preexisting compensation arrangements in a way that may be intended to preserve their deductibility (subject to additional guidance from the U.S. Internal Revenue Service regarding the grandfathering described above), such arrangements may or may not continue to qualify as “qualified performance-based compensation” under Section 162(m). Further, given that, the primary objective of our compensation programs is meeting the compensation objectives set forth above, the Compensation Committee and the Board reserve the right to issue awards that are not intended to or will not be deductible under Section162(m).

Anti-Hedging and Anti-Pledging Policy

Pursuant to our insider trading policy, directors, executive officers and their family members are prohibited from engaging in hedging transactions involving our stock or securities because these transactions would allow a person to continue to own our securities but without the full risks and rewards of ownership and their objectives would no longer be the same as our shareholders.

Pursuant to our insider trading policy, directors, executive officers and their family members are prohibited from purchasing our securities on margin, holding our securities in a margin account or pledging our stock as collateral for a loan (except for cashless option exercises) because these sales could occur when such person possesses material nonpublic information.

Incentive Compensation Recoupment Policy

Pursuant to our incentive compensation recoupment policy, if the Board determines that any bonus, VCP, incentive award or equity award received by an executive officer was based on any financial results or financial metrics that were achieved as a result of that officer’s misconduct that resulted in material noncompliance by the Company with SEC financial reporting requirements or intentional fraudulent or illegal conduct, we will seek to recover from that executive officer such incentive compensation (in whole or in part) as the Board deems appropriate under the circumstances and as permitted by law. This policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to our CEO and CFO.

Equity Ownership Guidelines

In order to align the interests of our named executive officers and directors with our shareholders, and to promote a long-term focus on shareholder value creation, our Board has adopted stock ownership guidelines for our directors and executive officers. Under these guidelines, our non-employee directors (other than Messrs. Van Buren and Greene) are expected to attain and hold an ownership position in our common stock that is equal to three times the value of the annual retainer amount each of them receives for service on our Board. Our CEO is expected to attain and hold an ownership position that is equal to three times, and our other NEOs are expected to attain and hold ownership positions that are equal to one times, his or her current base salary. Types of ownership that count toward attainment of these requirements include stock holding in any Company-sponsored plan, direct holdings, indirect holdings, such as shares owned jointly with, or separately by, a person’s immediately family members, and shares underlying vested and unvested restricted shares, restricted stock units and stock options. The value of any share is measured by the closing price of our common stock on the NASDAQ on the date of determination or the date of acquisition, whichever is greater.

Non-employee directors (other than Messrs. Van Buren and Greene) and executive officers have five years from the later of (i) the date of his or her election to the Board or appointment to office, as applicable or (ii) January 1, 2016 to meet the applicable ownership requirement. In the event an executive officer’s annual base salary or a non-employee director’s annual retainer fees are increased, he or she will have two years from the time of the effectiveness of such increase to acquire any additional shares necessary to satisfy the guidelines. Compliance with the ownership guidelines is reviewed annually by the Compensation Committee. Based on the current holdings of our non-employee directors (other than Messrs. Van Buren and Greene) and named executive officers, all of them are either in compliance with these guidelines or are expected to become compliant with these guidelines within the phase-in period described above.

Executive Termination Benefits Agreements (ETBAs)

We have agreements (ETBAs) with certain of our executive officers and other key executives which provide for payments to those executives if their employment is terminated under specified circumstances. The Board believes that these ETBAs encourage employee retention and provide legal consideration supporting the enforceability of confidentiality, non-competition and non-solicitation obligations undertaken by our executives. See “Severance Benefits” for a summary of these ETBAs and the benefits potentially payable in certain scenarios.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing “COMPENSATION DISCUSSION AND ANALYSIS.” Based on this review and discussion, the Compensation Committee has recommended to our Board that the “COMPENSATION DISCUSSION AND ANALYSIS” be included in our proxy statement for the 2021 Annual Meeting of Shareholders (and incorporated by reference into our 2020 Annual Report on Form 10-K).

April 23, 2021	Respectfully submitted by the Compensation Committee,

Mark J. Bonney, Chair
Taher A. Elgamal
James H. Greene, Jr.
Maribess L. Miller

2020 EXECUTIVE COMPENSATION

The following narrative, tables and footnotes describe the “total compensation” earned during fiscal year 2019 by our named executive officers.

Summary Compensation Table

The following table sets forth the compensation during the last three years paid to or earned by the Company’s CEO, CFO and the three other most highly compensated executive officers who were serving as executive officers as of the end of 2020.

Name and Principal Position	Year	Salary		Bonus		Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
David J. Wagner	2020	$349,230		—		$2,500,004	—	$339,000	$15,268	$3,203,502
Chief Executive	2019	$400,000		—		$1,608,750	—	$339,000	$10,435	$2,358,185
Officer and President	2018	$375,000		—		$718,223	—	$304,475	$10,694	$1,408,392
Ryan L. Allphin	2020	$50,000	(4)	53,000	(5)	$837,500	$318,752	$53,000	$119	$1,312,371
Chief Product Officer	2019	$—		—		$—	—	—	—	—
	2018	$—		—		$—	—	—	—	—
John P. Di Leo	2020	$360,462	(6)	—		$803,000	$312,032	$200,000	$14,941	$1,690,434
Chief Revenue Officer	2019	$—		—		$—	—	—	—	—
	2018	$—		—		$—	—	—	—	—
David E. Rockvam	2020	$301,538		—		$1,249,998	—	$169,500	$13,890	$1,734,926
Chief Financial Officer	2019	$300,000		—		$822,250	—	$169,500	$8,187	$1,299,937
	2018	$275,000		—		$269,333	—	$143,723	$10,649	$698,707
David J. Robertson	2020	$294,000		—		$675,002	—	$118,650	$—	$1,087,652
Vice President, Engineering	2019	$300,000		—		$536,250	—	$118,650	$10,406	$965,306
	2018	$290,000		—		$161,600	—	$151,617	$10,281	$613,498
Noah F. Webster	2020	$275,154		—		$675,002	—	$106,785	$12,174	$1,069,115
Chief Legal Officer	2019	$270,000		—		$429,000	—	$106,785	$8,779	$814,564
and Secretary	2018	$150,833	(7)	—		$424,000	—	$110,829	$3,430	$689,093

(1)

The stated amount is the aggregate grant date fair value of (i) stock awards, such as restricted stock and (ii) stock options awarded. These amounts were computed in accordance with the requirements of FASB ASC Topic 718. The assumptions underlying the computation of the fair market value of these options (and the corresponding compensation expense during calendar years 2018, 2019 and 2020) are set forth in Footnote 3, “Stock Options and Stock-based Employee Compensation” to our Audited Financial Statements included in our 2020 Annual Report on Form 10-K.

(2)	The stated amounts represent incentive compensation paid based on the achievement of the predetermined performance objectives approved by our Board.
(3)

Includes 401(k) Company contributions (which we offer on a non-discriminatory basis to all 401(k) plan participants) and life insurance premiums paid by the Company (which we offer on a non-discriminatory basis to all full-time employees) for the benefit of the named person.

(4)	Mr. Allphins’s 2020 annualized base salary was $325,000.
(5)	Mr. Allphin’s 2020 bonus was in lieu of VCP upon hire.
(6)	Mr. Di Leo’s 2020 annualized base salary was $360,000.
(7)	Mr. Webster’s 2018 annualized base salary was $260,000.

2020 Grants of Plan-Based Awards

The following table sets forth the plan-based awards granted to named executive officers pursuant to Company plans during 2020.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Grant Date of Equity-Based	Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Options Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (4)
Name	Minimum	Target	Maximum	Awards	Minimum	Target	Maximum
David J. Wagner	$200,000	$400,000	$400,000	3/5/2020	77,834	155,667	311,334	155,666			$2,500,004
David E. Rockvam	$120,000	$240,000	$240,000	3/5/2020	38,917	77,833	155,666	77,833			$1,484,498
				11/11/2020	17,500	35,000	70,000
Noah F. Webster	$51,100	$102,200	$102,200	3/5/2020	21,015	42,030	84,060	42,030			$775,502
				11/11/2020	7,500	15,000	30,000
John P. Di Leo	$180,000	$360,000	$360,000	3/5/2020	25,000	50,000	100,000	50,000	100,000	$3.12	$1,282,532
				11/11/2020	12,500	25,000	50,000
David J. Robertson	$54,600	$109,200	$109,200	3/5/2020	21,015	42,030	84,060	42,030			$775,502
				11/11/2020	7,500	15,000	30,000
Ryan L. Allphin (5)	$0	$0	$0	11/11/2020	12,500	25,000	50,000	100,000	100,000	$3.19	$1,156,252

(1)

The minimum, target and maximum amounts were established by the independent members of the Board pursuant to our 2020 VCP. The 2020 VCP provided that the amounts to be paid would be based on the achievement of pre-determined performance objectives stated in the VCP. See “COMPENSATION DISCUSSION AND ANALYSIS — Executive Officer Variable Compensation” above for more information pertaining to the performance metrics that were used to determine the eligibility for VCP payments in 2020.

(2)

Reflects minimum, target, and maximum potential levels established by independent members of the Board for performance based restricted stock granted under the Company’s 2018 Omnibus Incentive Plan. Such restricted stock will vest (based on performance targets achieved) up to one-third each year the Company meets the approved performance goals in 2020-2022.

(3)	Unless otherwise stated, reflects restricted stock issued under the Company’s 2018 Omnibus Incentive Plan that vests annually on a pro-rata basis through the third anniversary of the grant date.
(4)

The stated amount is the aggregate fair market value of the equity grant on the grant date computed in accordance with the requirements of FASB ASC Topic 718. The assumptions underlying the computation of the fair market value are set forth in Footnote 3, “Stock Options and Stock-based Employee Compensation” to our audited financial statements included in our 2020 Annual Report on Form 10-K.

(5)	Allphin’s 2020 awards were Inducement Awards, not made under the 2018 Omnibus Incentive Plan.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table sets forth information regarding outstanding equity awards granted to the named executive officers as of December 31, 2020.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options(1)	Number of Securities Underlying Unexercised Options(1)	Option Exercise Price	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or OtherRights that Have Not Vested
Name	Exercisable	Unexercisable
David J. Wagner	200,000	0	$3.61	02/18/16	02/17/26	29,629	$255,698	29,629	$255,698
						75,000	$647,250	75,000	$647,250
						155,667	$1,343,406	155,666	$1,343,398
Ryan L. Allphin	—	100,000	$6.70	11/11/20	11/10/30	100,000	$863,000	25,000	$215,750
John P. Di Leo	18,750	81,250	$8.03	03/05/20	03/04/30	50,000	$431,500	50,000	$431,500
								25,000	$215,750
David E. Rockvam	100,000	—	$3.94	07/28/16	07/27/26	16,667	$143,836	5,555	$47,940
						38,333	$330,814	38,333	$330,814
						77,833	$671,699	77,833	$671,699
								35,000	$302,050
David J. Robertson	100,000	—	$3.24	07/26/12	07/25/22	10,000	$86,300	3,333	$28,764
	40,000	—	$2.80	03/08/12	03/07/22	25,000	$215,750	25,000	$215,750
						42,030	$362,719	42,030	$362,719
								15,000	$129,450
Noah F. Webster	—	—	—	—	—	40,000	$345,200	—	—
						20,000	$172,600	20,000	$172,600
						42,030	$362,719	42,030	$362,719
								15,000	$129,450

(1)

Option grants made prior to June 2012 vest quarterly on a pro-rata basis through the third anniversary of the grant date. Options granted after June 2012 vest quarterly on a pro-rata basis through the fourth anniversary of the grant date.

(2)	The restrictions on these time-based restricted stock grants lapse annually on a pro-rata basis through either the third or fourth anniversaries of the grant date.
(3)	The restrictions on these performance-based restricted stock grants lapse annually for three years based on attainment of specific criteria as set by the Compensation Committee each year.

2020 Option Exercises and Stock Vested

The following table presents information concerning stock options exercised by the named executive officers in 2019 and stock awards held by our named executive officers that vested in 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
David J. Wagner	—	—	176,310	$1,367,534
Ryan L. Allphin	—	—	—	$—
John P. Di Leo	—	—	25,000	$160,612
David E. Rockvam	—	—	101,419	$751,684
David J. Robertson	—	—	47,641	$368,264
Noah F. Webster	—	—	37,900	$281,271

Pension Benefits

We have no Company-sponsored plans that provide for specified defined benefit retirement payments and benefits to any Company employees.

Nonqualified Deferred Compensation

We have no Company-sponsored plans that are intended to provide for the payment of nonqualified deferred compensation to any Company employees.

Separation Payments and Change in Control Payments

General

We have agreements (ETBAs) with certain of our executive officers and other key executives which provide for payments to those executives if their employment is terminated under specified circumstances. The Board believes that these ETBAs encourage employee retention and provide legal consideration supporting the enforceability of confidentiality, non-competition and non-solicitation obligations undertaken by our executives. These ETBAs, and the benefits potentially payable in certain scenarios, are summarized in the text and table below.

Severance Benefits

Our ETBAs provide for separation payments if the executive’s employment is terminated “other than for cause,” with or without a change in control, or, during the 24-month period after a change in control, the executive resigns for “good reason,” as those terms are defined in the agreement. The separation payment is equal to 12 months of base salary for the named executive officers (based on the executive’s highest base salary during the term of his or her employment), plus an amount equal to the payout level for the executive’s performance-based compensation under the relevant plan, as if a change in control had occurred. For the VCP, such amount would be pro-rated based on the date of separation during the performance measurement period.

For purposes of the ETBAs, “good reason” includes a material diminution in the authority, duties or responsibilities of the executive or the person to whom the executive reports, a material diminution in the executive’s base salary, a material change in the geographic location at which the employee must perform services, a material diminution in the budget over which the executive retains authority, or a material breach of the agreement by the Company. The executive may not resign for good reason unless he or she provides adequate notice to the Company affording it an opportunity to remedy the situation giving rise to the good reason event.

The separation payments would be made over a 12-month period for the named executive officers with ETBAs.

Accelerated Vesting of Equity-Based Awards

Under the ETBAs, if the executive’s employment is terminated “other than for cause,” with or without a change in control, or the executive resigns for “good reason” during the 24-month period following a change in control, all of that executive’s unvested stock options, restricted stock and restricted stock units, as applicable, will immediately vest. For awards subject to performance-based vesting requirements, performance will be deemed to have been achieved at the target level (if the termination occurs during the first half of the performance period) or the greater of target and actual performance as of the date of the change in control (if the termination occurs during the second half of the performance period). The Board believes these vesting acceleration provisions encourage employee retention and in the case of a pending “change in control” transaction motivate the employee to exert efforts to see that the change in control transaction is consummated.

Health Benefits Continuation

Under the ETBAs, the Company will pay the cost of continuation of health benefits for 12 months for the executive officers upon a termination without cause, or, during the 24-month period after a change in control, a resignation for good reason, as stated in the agreements. The payment will be equal to the cost of 12 months’ COBRA health insurance coverage, in excess of the amount the executive would have had to pay for such coverage if he or she remained an employee during such period. For executives who reside outside the U.S., a $1,500 per month payment would be made in lieu of such COBRA amount.

Potential Payments

The table below summarizes the value of potential payments and benefits that our named executive officers would receive if they had terminated employment on December 31, 2020 under the circumstances shown, or if a change in control of the Company had occurred on December 31, 2020. The table excludes (1) amounts that would be paid in the normal course of continued employment, such as accrued but unpaid salary and (2) vested account balances in our 401(k) Plan that are generally available to all of our employees. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.

Potential Payments Upon Termination or Change in Control

Name	Benefit	Termination “Without Cause” With or Without a Change in Control	Resignation for “Good Reason” Following a Change in Control	Change in Control (Absent Termination without Cause or Resignation for Good Reason)		Voluntary Termination (without Good Reason)	Death	Disability
David J. Wagner	Severance Pay (1)	$400,000	$400,000	$—		—	—	—
	Variable Compensation Plan Pro Rata Payment (2)	$400,000	$400,000	$400,000		—	—	—
	Stock Option Vesting Acceleration (3)	$—	$—	$—	(4)	—	—	—
	Stock Restriction Lapses	$4,492,700	$4,492,700	$—	(4)	—	—	—
	Health Care Benefits(COBRA) (1)	$21,522	$21,532	$—		—	—	—

Ryan L. Allphin	Severance pay (1)	$325,000	$325,000	$—		—	—	—
	Variable Compensation Plan Pro Rate Payment (2)	$162,500	$162,500	$162,500		—	—	—
	Stock Option Vesting Acceleration (3)	$318,752	$318,752	$—	(4)	—	—	—
	Stock Restriction Lapses	$1,078,750	$1,078,750	$—	(4)	—	—	—
	Health Care Benefits (COBRA) (1)	$21,522	$21,522	$—		—	—	—

John P. Di Leo	Severance pay (1)	$360,000	$360,000	$—		—	—	—
	Variable Compensation Plan Pro Rate Payment (2)	$360,000	$360,000	$360,000		—	—	—
	Stock Option Vesting Acceleration (3)	$253,524	$253,524	$—	(4)	—	—	—
	Stock Restriction Lapses	$1,078,750	$1,078,750	$—	(4)	—	—	—
	Health Care Benefits (COBRA) (1)	$15,087	$15,087	$—		—	—	—

David E. Rockvam	Severance Pay (1)	$320,000	$320,000	$—		—	—	—
	Variable Compensation Plan Pro Rata Payment (2)	$240,000	$240,000	$240,000
	Stock Option Vesting Acceleration (3)	$—	$—	$—	(4)	—	—	—
	Stock Restriction Lapses	$2,498,851	$2,498,851	$—	(4)	—	—	—
	Health Care Benefits (COBRA) (1)	$21,522	$21,522	$—		—	—	—

David J. Robertson	Severance Pay (1)	$312,000	$312,000	$—		—	—	—
	Variable Compensation Plan Pro Rata Payment (2)	$109,200	$109,200	$109,200		—	—	—
	Stock Option Vesting Acceleration (3)	$—	—	$—	(4)	—	—	—
	Stock Restriction Lapses	$1,401,452	$1,401,452	$—	(4)	—	—	—
	Health Care Benefits (COBRA) (1)	$21,522	$21,522	$—		—	—	—

Noah F. Webster	Severance Pay (1)	$292,000	$292,000	$—		—	—	—
	Variable Compensation Plan Pro Rata Payment (2)	$102,200	$102,200	$102,200		—	—	—
	Stock Option Vesting Acceleration (3)	$—	$—	$—	(4)	—	—	—
	Stock Restriction Lapses	$1,545,288	$1,545,288	$—	(4)	—	—	—
	Health Care Benefits(COBRA) (1)	$21,522	$21,522	$—		—	—	—

(1)	Severance and health care benefits continuation would be paid over 12 months to all named executive officers.
(2)

VCP payments would be made pro-rata based on the date of separation. The level of performance is deemed to be at least the 100% target performance level for each metric, or the greater of target or the actual performance level if separation occurs during the second half of the applicable performance period. Assumes payout at 100% target performance level for each metric.

(3)

Value determined based upon the difference between our stock price on December 31, 2020 of $8.63 and the exercise price of unvested options, if positive, multiplied by the number of options that would become vested upon the termination of employment and/or change in control.

(4)

Assumes that the stock options and restricted stock are assumed by the acquiror in a change in control. If the acquiror does not assume or equitably convert the awards, or issue substitute awards, then the vesting would accelerate, and the value of such acceleration would be the same as provided in the first column of this table.

Equity Compensation Plan Information

The following table provides information about our equity compensation arrangements that have been approved by our shareholders, as of December 31, 2020:

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of all outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (2)	3,560,244	4.09	2,222,521
Equity compensation plans not approved by security holders (3)	100,000	6.70	25,000
Total	3,660,244		2,247,521

(1)	Only represents weighted average exercise price of outstanding options at the time of options exercised.
(2)

Represents shares that may be issued pursuant to future awards under the Company’s 2004 Stock Option Plan, 2006 Directors’ Stock Option Plan, Amended Restated 2012 Incentive Plan and 2018 Omnibus Incentive Plan. See “COMPENSATION DISCUSSION AND ANALYSIS —Equity-based Long-Term Incentive Awards” above for more information pertaining to the Company’s long-term equity awards. To the extent the included number of shares relates to performance-based restricted stock and shares with respect to performance-based restricted stock units, such number assumes the target distribution at the time of vesting.

(3)

The equity arrangements that have not been awarded pursuant to an equity plan approved by our shareholders consist of stock option awards granted to our new Chief Products Officers, Ryan Allphin, as an Inducement Grant upon his hire in November 2020. Although not made under the Company’s 2018 Omnibus Incentive Plan, the terms of Mr. Allphin’s Inducement Grant mirror the terms of similar awards under the 2018 Omnibus Incentive Plan. The 25,000 shares listed in column (c) as remaining for future issuance reflect the upside potential of performance-based restricted stock grants made to Mr. Allphin as an Inducement Award in November 2020. These are the maximum number of additional shares that would be issued if Mr. Allphin achieves the maximum performance criteria under the award.

Non-Shareholder-Approved Stock Option Agreements With Third Parties

From time-to-time, we may grant stock options to advisory board members, consultants, contractors, and other third parties for services provided to our Company. At December 31, 2020, no options were outstanding under non-shareholder approved arrangements to non-employees.

CEO Pay Ratio

In accordance with the Dodd-Frank Act and applicable SEC rules, we are providing the following information about the relationship of our Chief Executive Officer’s compensation to the compensation of our median employee. For 2020:

•	the total annual compensation of our median employee was $84,097.18;

•	the total annual compensation of our Chief Executive Officer, as reported in the Summary Compensation Table presented elsewhere in this Proxy Statement, was $2,106,734.87; and

•	the ratio of our Chief Executive Officer’s total annual compensation to the median employee total annual compensation was 25 to 1.

To identify our median employee, we compared the total gross compensation of our employees based on 12- month trailing payroll data as of December 31, 2020. Compensation used for identifying our median employee was based on gross wages from the annual W-2 forms issued to employees. As of December 31, 2020, we had 617 full time employees, of which 593 were U.S. employees and 24 were non-U.S. employees. In identifying our median employee, we excluded our 24 non-U.S. employees, which are located in Canada (15), Spain (1), Switzerland (2), and United Kingdom (6), and we did not make any cost-of-living adjustments.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Certain Relationships and Related Transactions

There have been no transactions since January 1, 2020, between the Company and any “related person” required to be reported under SEC Regulation S-K, Item 404(a), except as follows:

•

Todd R. Spurr, the son of our former Director and former CEO, Rick Spurr, who retired as a director in 2020, is employed as a Director of Channel and Customer Success in our sales department. Todd Spurr’s employment with us pre-dates his father’s employment with us. Todd Spurr’s compensation is comprised of a base salary and commissions and is commensurate with other similarly-situated employees.

Our Audit Committee Charter provides that the Audit Committee reviews and addresses conflicts of interest of directors and officers. Unless otherwise approved by another independent body of the Board in accordance with NASDAQ Listing Rule 5630, the Audit Committee reviews, discusses with management and, if deemed advisable, the Company’s independent auditor, and determines whether to approve any transactions or courses of dealing with related parties. “Transactions or courses of dealing with related parties” includes all transactions required to be disclosed under Item 404 of Regulation S-K.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the Annual Meeting of Shareholders. If any other matters properly come before the Annual Meeting of Shareholders, it is the intention of the persons named as proxy holders in the accompanying proxy card and voting instructions to vote the relevant shares in their discretion. Discretionary authority with respect to other matters is granted by signing and returning the enclosed proxy card or by otherwise providing voting instructions.

WHERE YOU CAN FIND MORE INFORMATION

You may read and copy any reports, statements or other information that we file with the SEC directly from the SEC. You may visit the SEC’s website at www.sec.gov, which contains reports, proxy and information statements, and other information regarding us and other issuers that file electronically with the SEC.

You should rely only on the information contained (or incorporated by reference) in this Proxy Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated April 23, 2021. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this Proxy Statement).

Our Annual Report to shareholders, including our Annual Report on Form 10-K for the year ended December 31, 2020 (excluding exhibits), is being mailed together with this Proxy Statement and is available on our website at investor.zixcorp.com in accordance with the SEC’s “notice and access” regulations. The Annual Report does not constitute any part of the proxy solicitation material.

Please date, sign and return the proxy card at your earliest convenience in the enclosed envelope. No postage is required for mailing in the United States. We would appreciate the prompt return of your proxy card, as it will save the expense of further mailings.

By Order of the Board of Directors,

Dallas, Texas	Noah F. Webster
April 23, 2021	Chief Legal Officer and Corporate Secretary

Appendix A

Zix Corporation 2021 Omnibus Incentive Plan

1. Plan. Zix Corporation (the “Company”) established this Zix Corporation 2021 Omnibus Incentive Plan (this “Plan”) to be effective on June 9, 2021 (the “Effective Date”); provided that this Plan has received the requisite shareholder approval described in Section 23 below. This Plan is intended to promote the success, and enhance the value, of the Company by linking the personal interests of employees, officers, directors and consultants of the Company or any Affiliate (as defined below) to those of Company shareholders and by providing such persons with an incentive for outstanding performance. This Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of employees, officers, directors and consultants upon whose judgment, interest and special effort the successful conduct of the Company’s operation is largely dependent.

2. Definitions. As used herein, the terms set forth below shall have the following respective meanings:

“Affiliate” means an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.

“Award” means the grant of any Option, Stock Appreciation Right, Stock Award, Cash Award or Performance Award, or any other right or interest relating to shares of Common Stock or cash, whether granted singly, in combination or in tandem, to a Participant pursuant to such applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of this Plan.

“Award Certificate” means the document, in such form as the Committee prescribes from time to time, setting forth the terms, conditions and limitations of an Award. The Committee may, in its discretion, provide for the use of electronic, internet or other non-paper Award Certificates, and the use of electronic, internet or other non-paper means for the acceptance thereof and other actions thereunder by a Participant.

“Beneficial Owner” shall have the meaning given such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Cash Award” means an Award denominated in cash.

“Cause” as a reason for a Participant’s termination of employment or service shall have the meaning assigned such term in the employment, consulting, severance or similar agreement, if any, between such Participant and the Company or an Affiliate, provided, however, that if there is no such employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Cause” shall mean any of the following acts by the Participant, as determined by the Committee: (i) continued neglect in the performance of duties assigned to the Participant (other than for a reason beyond the control of the Participant) or repeated unauthorized absences by the Participant during scheduled work hours; (ii) material breach by the Participant of any published Company code of conduct or code of ethics, (iii) egregious and willful misconduct, including dishonesty, fraud or continued intentional violation of Company or Affiliate policies and procedures which is reasonably determined to be detrimental to the Company or an Affiliate; (iv) final conviction of a felonious crime; (v) repeated material failure to meet reasonable performance criteria as established by the Company or an Affiliate and communicated to the Participant; or (vi) the commission by the Participant of any act, misdemeanor, or crime reflecting unfavorably upon the Participant, the Company, or an Affiliate. With respect to a Participant’s termination of directorship, “Cause” shall mean any of the following acts by the Participant, as determined by the Committee, unless a contrary definition is contained in the applicable Award Certificate: (A) egregious and willful misconduct, (B) final conviction of a felonious crime, or (C) any act or failure to act that constitutes cause for removal of a director under applicable Texas law. The determination of the Committee as to the existence of “Cause” shall be conclusive on the Participant and the Company.

“Change in Control” means and includes the occurrence of any one of the following events:

(i) During any consecutive twelve (12)-month period, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board; provided that any person becoming a director after the beginning of such twelve (12)-month period and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, further, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(ii) Any Person becomes a Beneficial Owner, directly or indirectly, of either (A) thirty percent (30%) or more of the then-outstanding shares of the Company’s Common Stock or (B) securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company’s Voting Securities”); provided, however, that for purposes of this subsection (ii), the following acquisitions of the Company’s Common Stock or the Company’s Voting Securities shall not constitute a Change in Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or a Subsidiary, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below); or

(iii) The consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (but in the case of a Subsidiary, only if Company Voting Securities are issued or issuable) (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation or other entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (x) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more Subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (y) no Person (other than (A) the Company or any Subsidiary, (B) the Surviving Entity or its ultimate parent entity, or (C) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the Beneficial Owner, directly or indirectly, of thirty percent (30%) or more of the total common stock or twenty-five percent (25%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity, and (z) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (x), (y) and (z) above shall be deemed to be a “Non-Qualifying Transaction”).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means (i) the Compensation Committee of the Board or (ii) such other committee of the Board as designated by the Board to administer this Plan or (iii) to the extent contemplated hereby, the Board.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” means Zix Corporation, a Texas corporation, or any successor corporation.

“Director” means an individual serving as a member of the Board.

“Dividend Equivalents” means, with respect to the shares of Common Stock subject to a Stock Award (other than Restricted Stock), an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable to shareholders of record during the Restriction Period or other period specified in the Award Certificate on a like number of shares of Common Stock.

“Effective Date” means June 9, 2021.

“Employee” means an employee of the Company or any of its Subsidiaries.

“Excepted Shares” means the shares of Common Stock subject to an Award that are not subject to the minimum Restriction Period or other vesting period as further described in Sections 4 and 9(b) below.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” of a share of Common Stock, means as of a particular date:

(i) If shares of Common Stock are listed on a national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported;

(ii) If shares of Common Stock are not so listed, but are listed or quoted on another securities exchange or market, the closing price per share of Common Stock reported on the principal securities exchange or market on which the shares of Common Stock are traded (as determined by the Committee), or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported or, at the discretion of the Committee, the price prevailing on such principal securities exchange or market at the time of exercise or other relevant event, including the average of the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available;

(iii) If shares of Common Stock are not publicly traded, the most recent value determined by an independent appraiser appointed by the Company for such purpose; or

(iv) If none of the preceding paragraphs (i)-(iii) are applicable, Fair Market Value shall be determined by such other method as the Committee determines in good faith to be reasonable and in compliance with Code Section 409A.

“Good Reason” (or a similar term denoting constructive termination) has the meaning, if any, assigned such term in the employment, consulting, severance or similar agreement, if any, between a Participant and the Company or an Affiliate; provided, however, that if there is no such employment, consulting, severance or similar agreement in which such term is defined, “Good Reason” shall have the meaning, if any, given such term in the applicable Award Certificate. If not defined in either such document, the term “Good Reason” as used herein shall not apply to a particular Award.

“Incentive Option” means an Option that is intended to comply with the requirements set forth in Code Section 422.

“Independent Contractor” means an individual providing services to the Company or any of its Subsidiaries, who is not an Employee or Nonemployee Director.

“Nonemployee Director” means a Director who is not an Employee or an Independent Contractor.

“Nonqualified Stock Option” means an Option that is not an Incentive Option.

“Option” means a right to purchase a specified number of shares of Common Stock at a specified price, which is either an Incentive Option or a Nonqualified Stock Option.

“Participant” means an Employee, Nonemployee Director or Independent Contractor to whom an Award has been made under this Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable law and court supervision, if applicable. The foregoing notwithstanding, only employees of the Company, or any parent or subsidiary corporation of the Company (as defined in Code Sections 424(e) and (f)) shall be eligible to be Participants for purposes of receiving any Incentive Stock Options.

“Performance Award” means an Award made pursuant to this Plan to a Participant which is subject to the attainment of one or more Performance Goals.

“Performance Goal” means a standard established by the Committee, to determine in whole or in part whether a Performance Award shall be earned.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

“Plan” means this Zix Corporation 2021 Omnibus Incentive Plan, as hereafter amended from time to time.

“Prior Plan” means the Zix Corporation 2018 Omnibus Incentive Plan, as amended from time to time.

“Restricted Stock” means any Common Stock that is restricted or subject to forfeiture provisions.

“Restricted Stock Unit” means a right to receive a share of Common Stock or the value thereof on such terms, conditions and limitations as may be established by the Committee. For the avoidance of doubt, such term includes phantom shares and phantom stock units.

“Restriction Period” means a period of time beginning as of the date upon which a Stock Award is made pursuant to this Plan and ending as of the date upon which the Common Stock subject to such Stock Award is deliverable or no longer restricted or such Stock Award is no longer subject to forfeiture provisions.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, or any successor rule.

“Stock Appreciation Right” or “SAR” means a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock on the date the right is exercised over a specified strike price, in each case, as determined by the Committee.

“Stock Award” means an Award in the form of shares of Common Stock or units denominated in shares of Common Stock, including Restricted Stock and Restricted Stock Units, it being understood that in no event shall an Option or SAR constitute a Stock Award.

“Subsidiary” means (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing more than fifty percent (50%) of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the shareholders of such corporation and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns more than fifty percent (50%) of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

3. Eligibility. All Employees, Nonemployee Directors and Independent Contractors are eligible for Awards under this Plan in the sole discretion of the Committee.

4. Common Stock Available for Awards. Subject to adjustment as provided herein, the aggregate number of shares of Common Stock reserved and available for issuance pursuant to Awards granted under this Plan shall be 5,650,000, all of which may be issued pursuant to Incentive Options. Each share of Common Stock subject to an Award granted under this Plan shall be counted against the above share reserve as one share. If an Award expires or is terminated, cancelled or forfeited, the shares of Common Stock associated with the expired, terminated, cancelled or forfeited Awards shall again be immediately available for additional Awards under this Plan, it being understood that no increase or decrease in the above share reserve shall occur with respect to an Award that can only be settled in cash. Notwithstanding the foregoing, the following shares of Common Stock may not again be made available for issuance as Awards under this Plan: (a) shares of Common Stock not issued or delivered as a result of the net settlement of a stock-settled SAR or Option; (b) shares of Common Stock that are withheld or delivered to satisfy the applicable withholding taxes related to an Award; (c) shares of Common Stock that are used to satisfy the exercise price related to an Option or a SAR; and (d) shares of Common Stock repurchased on the open market with the proceeds of an Option’s exercise price. The shares of Common Stock to be delivered under this Plan may be made available from: (i) authorized but unissued shares of Common Stock; (ii) shares of Common Stock held in the treasury of the Company; or (iii) previously issued shares of Common Stock reacquired by the Company, including Common Stock purchased on the open market. Up to five percent (5%) or 282,500 of the shares of Common Stock that are subject to the above share reserve may be granted as Excepted Shares pursuant to Section 9(b) below.

5. Administration.

(a) Except as otherwise provided in this Plan with respect to actions or determinations by the Board, this Plan shall be administered by the Committee. To the extent required in order for Awards to be exempt from Section 16 of the Exchange Act by virtue of the provisions of Rule 16b-3, (i) the Committee shall consist of at least two members of the Board who meet the requirements of the definition of “non-employee director” set forth in Rule 16b-3 (b)(3)(i) promulgated under the Exchange Act or (ii) Awards may be granted by the Board.

(b) Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and any Award Certificates thereunder and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper. The Committee may, in its discretion (i) provide for the extension of the exercisability of an Award in a manner consistent with the Treasury Regulations issued under Code Section 409A or (ii) subject to Section 9 below, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify an Award in any manner that is, in either case, (x) not adverse to the Participant to whom such Award was granted or (y) consented to by such Participant. The Committee may make an Award to an individual who it expects to become an Employee, Nonemployee Director or Independent Contractor of the Company or any of its Subsidiaries within the next six (6) months, with such Award being subject to the individual actually becoming an Employee, Nonemployee Director or Independent Contractor, as applicable, within such time period, and subject to such other terms, conditions and limitations as may be established by the Committee. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award Certificate in the manner and to the extent the Committee deems necessary or desirable to further the purposes of this Plan. Any decision of the Committee in the interpretation and administration of this Plan or any Award Certificate shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. The Board shall have the same powers as the Committee with respect to Awards granted to Nonemployee Directors.

(c) Notwithstanding the foregoing, except in connection with a transaction involving the Company or its capitalization (as provided in Section 15 below), the terms of outstanding Awards may not be amended without approval of the shareholders of the Company to (i) reduce the exercise price of outstanding Options or SARs, (ii) cancel, exchange, substitute, buyout or surrender outstanding Options or SARs in exchange for cash or other Awards at a time when the exercise price per share of the original Options or SARs exceeds the Fair Market Value of one share of Common Stock, (iii) take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the principal national securities exchange on which the shares of Common Stock are listed or (iv) permit the grant of any Options or SARs that contains a so-called “reload” feature under which additional Options, SARs or other Awards are granted automatically to the Participant upon exercise of the original Option or SAR.

(d) No member of the Committee or the Board or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of Section 6 below shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

(e) Awards granted prior to the Effective Date pursuant to the Prior Plan shall continue to be administered in accordance with the terms and conditions of the Prior Plan.

6. Delegation of Authority. To the extent permitted under applicable law, the Committee may delegate to the Chief Executive Officer, to one or more other senior officers of the Company or an Affiliate or to other committees of the Board its duties under this Plan pursuant to such terms, conditions and limitations as the Committee may establish, except that the Committee may not delegate to any person the authority to grant Awards to, or take other action with respect to, Participants who are subject to Section 16 of the Exchange Act.

7. Employee and Independent Contractor Awards. The Committee shall determine the type or types of Awards to be made under this Plan and shall designate from time to time the Employees and Independent Contractors who are to be the recipients of such Awards. Each Award may be embodied in an Award Certificate, which shall contain such terms, conditions and limitations as shall be determined by the Committee in its discretion and consistent with this Plan, including any treatment upon a Change in Control, and shall be accepted by the Participant to whom the Award is made. Awards may consist of those described in this Section 7 and may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other employee plan of the Company or any of its Subsidiaries, including the plan of any acquired entity. All or part of an Award may be subject to terms, conditions and limitations established by the Committee, which may include, but are not limited to, continued employment or service with the Company, its Affiliates and Subsidiaries, or achievement of specific performance or business objectives. Upon a Participant’s termination of employment or service with the Company, its Affiliates and Subsidiaries, any unexercised, deferred, unvested or unpaid Awards shall be treated as set forth in the applicable Award Certificate.

(a) Stock Option -- General.

i. An Award may be in the form of an Option. An Option awarded pursuant to this Plan may consist of an Incentive Option or a Nonqualified Option. Only Employees may be granted Incentive Options. The price at which a share of Common Stock may be purchased upon the exercise of an Option shall be not less than the Fair Market Value of the Common Stock as of the date of grant. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Options awarded pursuant to this Plan, including the term of any Options and the date or dates upon which they become exercisable, shall be determined by the Committee. The term of Options shall not exceed a period of ten (10) years from the date of grant. Except as otherwise provided in an Award Certificate, any Option (i) that remains outstanding as of the last day of its term, (ii) has an exercise price per share that is less than the Fair Market Value of a share of Common Stock as of such day and (iii) whose exercise is prohibited as of such day pursuant to the operation of the Company’s insider trading policy, shall be automatically exercised (without any action on the part of the Participant holding such Option) by (x) foregoing the delivery of shares of Common Stock otherwise deliverable upon the exercise of the Option pursuant to Section 11 below in an amount sufficient to pay the exercise price of the Option and (y) satisfying tax withholding obligations pursuant to Section 12 below by withholding from the shares of Common Stock otherwise deliverable upon the exercise of the Option using the minimum tax rate applicable to the Participant. Each Participant who receives Options that are subject to the foregoing automatic exercise provision shall be deemed to have accepted this automatic exercise provision as a condition of receiving such Options.

ii. In addition, in the event that on the last day of the term of an Option or Stock Appreciation Right, other than an Incentive Stock Option, (i) the exercise of the Option or Stock Appreciation Right is prohibited by applicable law, or (ii) the Shares may not be purchased, or sold by certain employees or directors of the Company due to a “black-out period” of a Company policy or a “lock-up agreement” undertaken in connection with an issuance of securities of the Company, then the term of the Option or Stock Appreciation Right may be extended by the Committee for a period of up to thirty (30) days following the end of the legal prohibition, black-out period, or lock-up agreement, provided that such extension would not cause the Option or Stock Appreciation Right to violate the requirements of Code Section 409A.

(b) Incentive Stock Options. To the extent required to comply with Code Section 422, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

(1) If an Employee owns or is deemed to own (by reason of the attribution rules under Code Section 424(d)) more than 10% of the combined voting power of all classes of stock of the Company (or any parent or subsidiary corporation of the Company, as defined in Code Sections 424(e) and (f)), any Incentive Stock Option granted to such Employee shall have an exercise price no less than 110% of the Fair Market Value of a Share on the date of grant.

(2) If an Employee owns or is deemed to own (by reason of the attribution rules of Code Section 424) more than 10% of the combined voting power of all classes of stock of the Company (or any parent or subsidiary corporation of the Company, as defined in Code Sections 424(e) and (f)), any Incentive Stock Option granted to such Employee shall have a term of no more than five (5) years from the date of grant.

(3) The aggregate Fair Market Value (determined as of the date of grant) of the Shares with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company (and any parent or subsidiary corporation of the Company, as defined in Code Section 424) that become exercisable for the first time by the Participant during any calendar year shall not exceed $100,000.

(4) If Shares acquired by exercise of an Incentive Stock Option are disposed of within two years of date of grant or one year following date of exercise and the transfer of such Shares to the Participant, the Participant shall promptly notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may require.

(5) With respect to any determination of disability required under the Incentive Stock Option, “disability” shall mean a permanent and total disability within the meaning of Code Section 22(e), as determined by a medical doctor satisfactory to the Committee.

(c) Stock Appreciation Rights. An Award may be in the form of a SAR. The per share strike price for a SAR shall be not less than the Fair Market Value of the Common Stock on the date on which the SAR is granted. The terms, conditions and limitations applicable to any SARs awarded pursuant to this Plan, including the term of any SARs, whether the SAR will be settled in cash or stock and the date or dates upon which they become exercisable, shall be determined by the Committee. The term of SARs shall not exceed a period of ten (10) years from the date of grant. Except as otherwise provided in an Award Certificate, any SAR (i) that remains outstanding as of the last day of its term, (ii) has a strike price per share that is less than the Fair Market Value of a share of Common Stock as of such day and (iii) whose exercise is prohibited as of such day pursuant to the operation of the Company’s insider trading policy, shall be automatically exercised (without any action on the part of the Participant holding such SAR) and any tax withholding obligations will be satisfied pursuant to Section 12 below by withholding from the cash or shares of Common Stock otherwise deliverable upon the exercise of the SAR using the minimum tax rate applicable to the Participant. Each Participant who receives SARs that are subject to the foregoing automatic exercise provision shall be deemed to have accepted this automatic exercise provision as a condition of receiving such SARs.

(d) Stock Award. An Award may be in the form of a Stock Award. The terms, conditions and limitations applicable to any Stock Awards granted pursuant to this Plan shall be determined by the Committee.

(e) Cash Award. An Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to any Cash Awards granted pursuant to this Plan shall be determined by the Committee.

(f) Performance Award. Without limiting the type or number of Awards that may be made under the other provisions of this Plan, an Award may be in the form of a Performance Award. A Performance Award shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more Performance Goals, either individually or in any combination, established by the Committee and specified in the Award Certificate. Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). The amount of cash or shares payable or vested pursuant to Performance Awards may be adjusted upward or downward, either on a formula or discretionary basis or any combination, as the Committee determines. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Performance Awards made pursuant to this Plan shall be determined by the Committee.

8. Director Awards.

(a) The Board has the sole authority to grant Awards to Nonemployee Directors from time to time in accordance with this Section 8. Such Awards may consist of the forms of Award described in Section 7 above, other than Incentive Options. In addition, such Awards shall be granted subject to such terms, conditions and limitations as specified in Section 7 above, it being understood that such terms, conditions and limitations specified in Section 7 may be further limited pursuant to the terms, conditions and parameters of a plan, program or policy for the compensation of Nonemployee Directors as in effect from time to time.

(b) No Nonemployee Director may be granted during any calendar year Awards having a Fair Market Value determined on the date of grant which, when added to all cash compensation paid to the Nonemployee Director (in his or her capacity as Nonemployee Director) during the same calendar year, would result in the sum of such cash compensation and the Fair Market Value of such Awards being in excess of $1,000,000, it being understood that the extent to which such Awards may be granted may be further limited pursuant to the terms, conditions and parameters of a plan, program or policy for the compensation of Nonemployee Directors as in effect from time to time.

9. Vesting of Awards.

(a) In General. The minimum Restriction Period or other vesting period with respect to any Award granted hereunder (or any portion thereof) shall be no less than one year; provided, however, that an Award granted to a Nonemployee Director may vest on the earlier of the one-year anniversary of the date of grant or the next annual meeting of the Company’s shareholders (provided such vesting period may not be less than fifty (50) weeks after the date of grant); provided further that, notwithstanding the foregoing, an Award with a time-based Restriction Period or other vesting period may become unrestricted and vested in the case of (i) a Participant’s death or termination of employment due to disability, (ii) to the extent provided for in a Change in Control under Section 22 hereof, or (iii) in connection with a termination of employment to the extent provided for in the Participant’s Employment Termination Benefits Agreement or any other employment, severance, or similar agreement with the Participant.

(b) Excepted Shares. The minimum Restriction Period or other vesting period shall not apply to any Award (or portion thereof) comprised of Excepted Shares, it being understood that in order for such Award (or portion thereof) to be so comprised of Excepted Shares, the Award Certificate or other contemporaneous writing as of the date of grant (including a Committee Resolution or minutes from a Committee meeting) must designate the shares of Common Stock (or portion thereof) as Excepted Shares.

(c) Change in Control. In the event of a Change in Control, the vesting provisions of Section 22 below shall apply.

10. Payment of Awards.

(a) General. Payment of Awards may be made in the form of cash or Common Stock, a combination of thereof, or any other form of property as the Committee shall determine. In addition, payment of Awards may include such restrictions, if any, as the Committee shall determine, including, in the case of Common Stock, restrictions on transfer and forfeiture provisions. If payment of an Award is made in the form of Restricted Stock, the right to receive such shares shall be evidenced by book entry registration or in such other manner as the Committee may determine. Any statement of ownership evidencing such Restricted Stock shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto.

(b) Dividends; Dividend Equivalents and Interest. Rights to (i) dividends or other distributions may be extended to and made part of any Award of Restricted Stock and (ii) Dividend Equivalents may be extended to and made part of any other Stock Award (i.e., other than an Award of Restricted Stock), subject in each case to such terms, conditions and limitations as the Committee may establish as set forth in the Award Certificate thereto; provided that, such dividends and Dividend Equivalents with respect to any Stock Award, as applicable, shall be payable, without interest, at the same time, and shall be subject to the same conditions, including vesting conditions, that are applicable to the underlying Stock Award. Accordingly, the right to receive payment of such dividends and Dividend Equivalents with respect to any Stock Award, as applicable, shall be forfeited to the extent that the underlying Stock Award does not vest, is forfeited or is otherwise cancelled. No Dividend Equivalents, dividends or other distributions may be paid in respect of an Award of Options or SARs.

11. Stock Option Exercise. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, and the methods by which shares of Common Stock shall be delivered or deemed to be delivered to Participants. As determined by the Committee at or after the date of Grant, payment of the exercise price of an Option may be made, in whole or in part, in the form of (a) cash or cash equivalents, (b) delivery (by either actual delivery or attestation) of previously-acquired shares of Common Stock based on the Fair Market Value of the shares on the date the Option is exercised, (c) withholding of shares of Common Stock subject to the Option based on the Fair Market Value of the shares on the date the Option is exercised, (d) broker-assisted market sales, or (e) any other “cashless exercise” arrangement.

12. Taxes. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock, as applicable, under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by (a) the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Award or (b) withholding from the shares otherwise deliverable under the Award, in either case with respect to which withholding is required, up to the maximum tax rate applicable to the Participant, as determined by the Committee and subject to applicable law. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on their Fair Market Value when the tax withholding is required to be made.

13. Amendment, Modification, Suspension or Termination. The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (a) no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant unless such amendment is reasonably necessary for purposes of compliance with applicable law and (b) no amendment or alteration shall be effective prior to its approval by the shareholders of the Company to the extent such approval is then required pursuant to Rule 16b-3 in order to preserve the applicability of any exemption provided by such rule to any Award then outstanding (unless the holder of such Award consents) or to the extent shareholder approval is otherwise required by applicable legal requirements.

14. Assignability. Unless otherwise determined by the Committee and provided in the Award Certificate, no Award or any other benefit under this Plan constituting a derivative security within the meaning of Rule 16a-1(c) under the Exchange Act shall be pledged, hypothecated, or otherwise encumbered or subject to any lien, obligation, or any liability of a Participant, or assignable or otherwise transferable except by will or the laws of descent and distribution, and any Award or other rights hereunder that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except pursuant to a qualified domestic relations order in a form acceptable to the Committee, and the Committee may require that any such transfer be limited to a “Permitted Assignee” as defined in SEC Form S-8. The Committee may prescribe and include in applicable Award Certificates other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Section 14 shall be null and void. A beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all the terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions the Committee deems necessary or appropriate.

15. Adjustments.

(a) The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(b) In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), (i) the number of shares of Common Stock reserved under this Plan, (ii) the number of shares of Common Stock covered by Awards in the form of Common Stock or units denominated in Common Stock, (iii) the exercise or other price in respect of such Awards and (iv) the appropriate Fair Market Value and other price determinations for such Awards shall each be proportionately adjusted by the Board to reflect such event; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without exceeding, the value of such Awards.

(c) In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board may make such adjustments to outstanding Awards or other provisions for the disposition of outstanding Awards as it deems equitable, and shall be authorized, in its discretion, (i) to provide for the substitution of a new Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Board determines) for an outstanding Award or the assumption of an outstanding Award, regardless of whether in a transaction to which Code Section 424(a) applies, (ii) to provide, prior to the transaction, for the waiver of the vesting and exercisability limitations of, or lapse of other restrictions with respect to, the outstanding Award and, if the transaction is a cash merger, to provide for the termination of any portion of the Award that remains unexercised at the time of such transaction or (iii) to provide for the acceleration of the vesting and exercisability of an outstanding Award and the cancellation thereof in exchange for such payment of such cash or property as shall be determined by the Board in its sole discretion, which for the avoidance of doubt in the case of Options or SARs (whether stock- or cash-settled) shall be the excess, if any, of the Fair Market Value of the shares of Common Stock subject to the Option or SAR on such date over the aggregate exercise price of such Award; provided, however, that no such adjustment shall increase the aggregate value of any outstanding Award. No adjustment or substitution pursuant to this Section 15 shall be made in a manner that results in noncompliance with Code Section 409A, to the extent applicable.

16. Restrictions. No Common Stock or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. It is the intent of the Company that grants of Awards under this Plan comply with Rule 16b-3 with respect to persons subject to Section 16 of the Exchange Act unless otherwise provided herein or in an Award Certificate and that any ambiguities or inconsistencies in the construction of such an Award or this Plan be interpreted to give effect to such intention. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions. The Committee may also impose such terms, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant, other subsequent transfers by the Participant of any shares of Common Stock issued as a result of or under an Award, or the exercise of Options and SARs, including without limitation, restrictions under an insider trading policy or share retention or ownership policy.

17. Unfunded Plan. Insofar as it provides for Awards of cash, Common Stock or rights thereto, this Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Certificate, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the

Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by or under this Plan. This Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

18. Code Section 409A.

(a) All Awards under this Plan are intended either to be exempt from, or to comply with the requirements of Code Section 409A, and this Plan and all Awards shall be interpreted and operated in a manner consistent with that intention. Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under this Plan would result in the imposition of an applicable tax under Code Section 409A, that Plan provision or Award shall be construed or reformed in a manner to avoid imposition of the applicable tax and no such action shall be deemed to adversely affect the Participant’s rights to or under an Award. Nevertheless, the tax treatment of the benefits provided under this Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of this Plan or any Award.

(b) Notwithstanding anything in this Plan or in any Award Certificate to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Code Section 409A (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) of such Non-Exempt Deferred Compensation would be effected, under this Plan or any Award Certificate by reason of the occurrence of a Change in Control, or the Participant’s disability or separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Code Section 409A and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Award upon a Change in Control, disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, or the application of a different form of payment of any amount or benefit, such payment or distribution shall be made at the time and in the form that would have applied absent the Change in Control, disability or separation from service, as applicable.

(c) Notwithstanding anything in this Plan or in any Award Certificate to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan or any Award Certificate by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then: (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six (6)-month period immediately following the Participant’s separation from service shall be accumulated (without interest) through and paid or provided on the first day of the seventh (7th) month following the Participant’s separation from service (or, if the Participant dies during such period, within thirty (30) days after the Participant’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume thereafter. For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the Treasury Regulations thereunder; provided, however, that, as permitted in such regulations, the Company’s Specified Employees and its application of the six (6)-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

19. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Texas.

20. Clawback.

(a) To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Committee, Awards and amounts paid or payable pursuant to or with respect to Awards shall be subject to the provisions of any clawback policy implemented by the Company, from time to time, which clawback policy may provide for forfeiture, repurchase or recoupment of Awards and amounts paid or payable pursuant to or with respect to Awards. Notwithstanding any provision of this Plan or any Award Certificate to the contrary, the Company reserves the right, without the consent of any Participant, to, from time to time, adopt and modify any such clawback policies and procedures. By accepting an Award, a Participant is also agreeing to be bound by any existing or future clawback policy adopted by the Company, or any amendment thereto that the Company may thereafter make, and the Participant is further agreeing that all of his or her Award Agreements may be unilaterally amended by the Company without the Participant’s consent, to the extent that the Company determines to be necessary or appropriate to comply with or conform to any clawback policy.

(b) If the Participant violates any non-competition, non-solicitation, or non-disclosure covenant or agreement, as determined by the Committee, then (A) any outstanding Award shall be canceled, and (B) the Committee may require the Participant to forfeit and pay over to the Company all or any portion of the gain realized on the exercise of an Option or Stock Appreciation Right and the value realized on the vesting or payment of any other Award previously received by the Participant.

21. No Right to Employment or Continued Service. Nothing in this Plan or an Award Certificate shall interfere with or limit in any way the right of the Company or a Subsidiary to terminate any Participant’s employment or other service relationship at any time, nor confer upon any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Company or any Subsidiary. Further, nothing in this Plan or an Award Certificate constitutes any assurance or obligation of the Board to nominate any Nonemployee Director for re-election by the Company’s shareholders.

22. Change In Control. The provisions of this Section 22 shall apply in the case of a Change in Control, unless otherwise provided in the Award Certificate or any special Plan document or separate agreement with a Participant governing an Award.

(a) With respect to Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board and if within the one-year period after the effective date of the Change in Control, a Participant’s employment is terminated without Cause or the Participant resigns for Good Reason, then: (i) all of that Participant’s outstanding Options or SARs shall become fully exercisable, (ii) all time-based vesting requirements on his or her outstanding Awards shall be deemed to be satisfied in full, and (iii) all performance-based vesting requirements on his or her outstanding Awards shall be deemed to be satisfied on a pro-rata basis at one hundred percent (100%) of the “target” level. The pro-rata basis that applies to the foregoing shall be based upon the length of time (expressed as a percentage) within an Award’s Restriction Period or other vesting period that has elapsed prior to the date of the applicable termination without Cause or resignation for Good Reason. With regard to each Award, a Participant shall not be considered to have resigned for Good Reason unless either (x) the Award Certificate includes such provision or (y) the Participant is party to an employment, consulting, severance or similar agreement with the Company or an Affiliate that includes provisions in which the Participant is permitted to resign for Good Reason. Any Options or SARs shall thereafter continue or lapse in accordance with the other provisions of this Plan and the Award Certificate. To the extent that this provision causes Incentive Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonqualified Stock Options.

(b) Upon the occurrence of a Change in Control, and with respect to any Awards that are not assumed by the Surviving Entity or are not otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board: (i) outstanding Options or SARs shall become fully exercisable immediately prior to the Change in Control, (ii) time-based vesting requirements on outstanding Awards shall be deemed to be satisfied in full immediately prior to the Change in Control, and (iii) all performance-based vesting requirements on outstanding Awards shall be deemed to be satisfied on a pro-rata basis at one hundred percent (100%) of the “target” level immediately prior to the Change in Control. The pro-rata basis that applies to the foregoing shall be based upon the length of time (expressed as a percentage) within an Award’s Restriction Period or other vesting period that has elapsed prior to the date of the Change in Control. In connection with such Change in Control, the Committee or Board shall take such actions as are appropriate to enable (x) the exercise or deemed exercise of any Options or SARs described in clause (i) above, and (y) the actual or deemed delivery of Common Stock for purposes of clause (i), (ii) and (iii) above. Any payout of a Cash Award in connection with such Change in Control shall be made at such time that is on, prior to or after such Change in Control; provided that such payout shall not occur more than ten (10) days prior to, nor more than sixty (60) days following the date of the Change in Control (unless a later date is required by Section 18 hereof).

23. Effectiveness; Prior Plan. This Plan, as established by the Company (and approved by the Board) on March 11, 2021, shall be effective as of the Effective Date, the date on which it shall be approved, if at all, by the shareholders of the Company at the Company’s 2021 annual shareholders meeting to be held on or about June 9, 2021. If the requisite shareholder approval occurs pursuant to the preceding sentence, this Plan shall continue in effect for a term of ten (10) years after the Effective Date, unless sooner terminated by action of the Board. If this Plan becomes effective pursuant to the foregoing, this Plan shall be the successor to the Prior Plan, such that, no additional awards shall be granted under the Prior Plan for periods on and after the Effective Date. For the avoidance of doubt, if the shareholders of the Company should fail to so approve this Plan on such date, this Plan shall not be of any force or effect and the Prior Plan shall continue in force and effect.

24. Non-U.S. Laws. The Committee shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or an Affiliate may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer.

ZIX CORPORATION

By:
Name:
Title:

ZIX CORPORATION 2711 N. HASKELL AVENUE SUITE 2300, LB36 DALLAS, TX 75204-2960

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/08/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/ZIXI2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/08/2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID    ONLY     WHEN    SIGNED    AND    DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐

Nominees

01)	Mark J. Bonney 02) Marcy Campbell 03) Taher A. Elgamal 04) James H. Greene, Jr. 05) Robert C. Hausmann
06)	Maribess L. Miller 07) Brandon Van Buren 08) David J. Wagner

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.							For	Against	Abstain

2.	Ratification of appointment of Whitley Penn LLP as independent registered public accountants.						☐	☐	☐

3.	Advisory vote to approve executive compensation.						☐	☐	☐

4.	Approve the Zix Corporation 2021 Omnibus Incentive Plan.						☐	☐	☐

NOTE: Any other business properly brought before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

ZIX CORPORATION Annual Meeting of Shareholders June 9, 2021 at 10:00 AM CDT This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) David E. Rockvam and Noah F. Webster, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot and in his/her discretion as to such other business as may properly come before the above stated meeting, all of the shares of Common stock of ZIX CORPORATION that the shareholder(s) is/are entitled to vote at the above-stated annual meeting held live via the internet at www.virtualshareholdermeeting.com/ZIXI2021, or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side